Exhibit 10.14

LEASE AGREEMENT

by and between

13785 RESEARCH BLVD, LLC,

a Texas limited liability company

as Landlord

and

LDR SPINE USA, INC., a Delaware corporation

as Tenant

dated

August 10, 2011

Aspen Lake Office Building

13785 Research Boulevard

i

Austin, Texas 78750

7.2	LIABILITY INSURANCE	23
7.3	OTHER INSURANCE	24
7.4	GENERAL INSURANCE REQUIREMENTS	24
7.5	HOLD HARMLESS; INDEMNITY	24
7.6	WAIVER OF CLAIMS AND RECOVERY RIGHTS	25

VIII.
8.1	LIEN FOR RENT	26
8.2	DEFAULT BY TENANT	26
8.3	REMEDIES	26
8.4	LANDLORD’S RIGHT TO CURE DEFAULTS	29
8.5	NON-WAIVER	29
8.6	HOLDING OVER	30

IX.
9.1	ASSIGNMENT OR SUBLEASE BY TENANT	30
9.2	ASSIGNMENT BY LANDLORD	32

X.
10.1	QUIET ENJOYMENT	33
10.2	LIMITATION OF LANDLORD’S PERSONAL LIABILITY	33
10.3	LIMITATION OF INTEREST HOLDER’S PERSONAL LIABILITY	33

XI.
11.1	SUBORDINATION	34
11.2	ESTOPPEL CERTIFICATE	34
11.3	RIGHT TO CURE LANDLORD’S DEFAULT	34

XII.
12.1	RELOCATION	35
12.2	NAME CHANGE	35
12.3	LEGAL FEES	35
12.4	RADON	35
12.5	USA PATRIOT ACT AND ANTI-TERRORISM LAWS	35

XIII.
13.1	NOTICES	36
13.2	MISCELLANEOUS	37

LIST OF EXHIBITS

EXHIBIT A	DESCRIPTION OF LAND
EXHIBIT B	FLOOR PLANS OF THE PREMISES
EXHIBIT C	RENTABLE AREA
EXHIBIT D	WORK LETTER
EXHIBIT E	COMMENCEMENT DATE AGREEMENT
EXHIBIT F	AIR CONDITIONING AND HEATING SERVICES
EXHIBIT G	BUILDING RULES
EXHIBIT H	JANITORIAL SPECIFICATIONS
EXHIBIT I	PARKING
EXHIBIT J	OPTIONS
EXHIBIT K	DESIGNATED SMOKING AREA
EXHIBIT L	DEPICTION OF SIGNS AND LOGOS

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the     day of August, 2011 (the “Effective Date”), by and between 13785 RESEARCH BLVD, LLC, a Texas limited liability company (“Landlord”), and LDR SPINE USA, INC., a Delaware corporation (“Tenant”).

In consideration of the rents reserved hereunder and the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I

1.1 DEMISE OF THE PREMISES. Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases and takes from Landlord, those certain premises (hereinafter sometimes called the “Premises”) located on the first (1st) floor (such portion of the Premises containing approximately 6,872 square feet of Rentable Area and being referred to herein as the “Shipping Area”) and second (2nd) floor (such portion of the Premises containing approximately 38,666 square feet of Rentable Area) (being Suites 175 & 200, respectively) of the building known as Aspen Lake Office Building (the “Building”) which is located at 13785 Research Boulevard, in Austin (Williamson County), Texas 78750 (hereinafter sometimes called the “Land”). The Land is more particularly described on EXHIBIT A attached hereto and made a part hereof for all purposes. A floor plan of the Premises is attached hereto and made a part hereof for all purposes as EXHIBIT B. The Building, the Land, all parking facilities owned or controlled by Landlord and servicing the Building and any such parking structures or parking lots constructed in the future on the Land (the “Parking Facilities”) for the Building and any Public Areas (as hereinafter defined) for the Building are hereinafter sometimes collectively called the “Project”.

1.2 LICENSE TO USE PUBLIC AREAS. Subject to Section 5.3 below, Landlord hereby grants Tenant, its employees, invitees and other visitors, a nonexclusive license for the Term, as defined herein , for the purpose of ingress and egress to the Building, the Parking Facilities, and the Premises, and in accordance with the Building Rules (as hereinafter defined) (i) the sidewalks and other exterior common areas located on the Land; and (ii) the lobbies, public corridors and elevator foyers of the Building as such areas are designated by Landlord from time to time for the common use of the Building’s tenants.

1.3 RENTABLE AREA. Landlord and Tenant stipulate and agree for all purposes under this Lease that the Rentable Area of the Premises (as defined in and determined in accordance with the terms and provisions of EXHIBIT C attached hereto and made a part hereof for all purposes) (the “Rentable Area”) is approximately 45,538 rentable square feet. Rentable Area shall be based upon the Space Plan (as defined in EXHIBIT D attached hereto and made a part hereof for all purposes). The actual Rentable Area of the Premises was determined in accordance with published BOMA (ANSI/BOMA Z65.i – 1996) standards and methodology. In the event that the Building is re-measured during the Term, the Rentable Area shall not be increased so as to increase Tenant’s obligation to pay Base Rent and Additional Rent.

1.4 TERM.

(a) This Lease shall be effective as of the Effective Date. The term of this Lease shall commence on the earlier of (i) the date Tenant commences to conduct business in the Premises or (ii) December 1, 2011 (the “Commencement Date”), and, unless sooner terminated or extended in accordance with the terms and conditions set forth herein, shall expire on the last day of the ninety-sixth (96th) full calendar month after the Commencement Date (the “Expiration Date”) (such 96-full calendar months, being the “Initial Term”, and the initial term or any shorter period or longer period to the extent this lease is sooner terminated or extended, being the “Term”). With the approval of Landlord, Tenant may take possession of the Premises up to thirty (30) days prior to the Commencement Date (the “Pre-Commencement Period”) for the sole purpose of installing furniture, equipment and data cabling within the Premises. During the Pre-Commencement Period, Tenant shall be bound by all obligations of this Lease, except that Tenant shall not be obligated to pay Base Rent or Additional Rent, but shall be required to pay for any services requested or utilized by Tenant as a result of such early possession.

(b) Tenant and Landlord shall execute and deliver the agreement in the form attached hereto as EXHIBIT E and made a part hereof specifying, among other matters, the Commencement Date and the Expiration Date. Landlord shall prepare and deliver such agreement to Tenant after the Commencement Date has been determined, and Tenant shall execute and deliver the agreement to Landlord within ten (10) business days of Tenant’s receipt thereof. Failure to sign said agreement shall not affect the commencement or expiration of the Term or any other terms and conditions of this Lease.

1.5 USE.

(a) The Premises are to be used and occupied by Tenant (and its assignees and subtenants permitted hereunder) solely for general office use, training facilities, warehouse space in the approved storage areas and a shipping/receiving area in the approved Shipping Area and for no other purpose. Without limiting the foregoing, the Premises shall not be used for any purpose (and Landlord shall use commercially reasonable efforts to not allow other tenants to do so in a way that is a material violation of the following covenants) which would tend to lower the Class A character of the Building, or create excessive elevator loads and/or usage, or increase wear and tear on the Building’s mechanical, electrical and plumbing systems, or increase the Building’s maintenance and/or janitorial services or otherwise interfere with standard Building operations, and Tenant shall not engage in any activity which is not in keeping with the standards of the Building. Tenant shall not be allowed to (i) have more than five (5) persons per one thousand (1,000) square feet of Rentable Area occupy the Premises, (ii) operate separate shifts of employees from the Premises, (iii) use the space for the purpose of providing telemarketing services, (iv) use the space as a consular office for any foreign government or (v) use the space as an office for any governmental or regulatory authority, agency or bureau.

(b) Tenant shall not, and Landlord shall use commercially reasonable efforts to not allow other tenants to do so in a way that is a material violation of the following covenants, occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which violates any exclusive right given to other tenants in the Project of which Landlord has notified Tenant in writing (with Landlord hereby agreeing not to grant to any other tenant an exclusive use, the granting of which would cause the use permitted under this Lease to violate such exclusive use) or which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, or which would produce strong, unusual or offensive odors, fumes, dust or vapors, or that is a public or private nuisance, or that emits noise or sounds that are objectionable to a person of reasonable judgment due to intermittence, beat, frequency, shrillness or loudness. Tenant shall not permit any cooking within the Premises except the use of a microwave oven. Tenant agrees that no food, soft drink or other vending machine may be installed within the Premises without the written consent of Landlord which shall not be unreasonably delayed or withheld. The Building is a “non-smoking” Building. Tenant agrees that no smoking is allowed in the Premises or in the Public Areas of the Building. “Public Areas” shall include but are not limited to: the Parking Facilities, building lobbies, elevators, elevator lobbies, corridors, restrooms, mailrooms, public break rooms, stairwells, sidewalks, exterior entrances, and pedestrian tunnels (if any). The exterior smoking area for the Building is depicted on EXHIBIT K attached hereto.

(c) The potential use by Tenant of any biological materials or waste at the Premises shall be subject to Landlord’s prior consent, which may be given in Landlord’s sole discretion. If permitted by Landlord, such use shall be in strict compliance with any and all applicable laws, health and safety guidelines, codes and ordinances. Additionally, and subject also to strict compliance with all Legal Requirements, Building Rules, health and safety guidelines, codes and ordinances, Tenant shall be allowed to conduct training and demonstration activities within the Premises using portions of the human neck and spine no longer than three (3) feet in length (the “Sample Materials”). Such training activities shall additionally be subject to the following restrictions:

(i) Delivery and disposal of Sample Materials shall occur exclusively after normal business hours. Deliveries shall be received directly into the Shipping Area and shall be provided in discreet and unmarked vehicles and containers. Similarly, disposal shall occur directly from within this same area. Delivery and disposal shall be conducted by a specialized, professional service with which Tenant shall contract directly at Tenant’s sole cost and expense. Tenant shall furnish Landlord a copy of Tenant’s contract with such service professional prior to bringing any Sample Materials to the Premises. At no point shall Sample Materials be left outside the Premises or the Building.

(ii) Sample Materials may be transported between the Shipping Area and other portions of the Premises only after normal working hours. Any such transport shall be in strict compliance with all Legal Requirements, Building Rules, health and safety guidelines, codes and ordinances, and may be made only via the northeast corridor on the first (1st) floor of the Building which is immediately adjacent to the Shipping Area and then through the staircase adjacent thereto that feeds directly into the portion of the Premises located on the second (2nd) floor of the Building.

(iii) Tenant shall not publicly advertise or otherwise publicize that it conducts training and demonstration activities from the Premises nor that it utilizes the Sample Materials at the Premises, with the exception of publications in trade publications and materials specific to Tenant’s industry.

(iv) In no event shall any Sample Materials or any activity related thereto or associated therewith, including, without limitation, any training and demonstration activities, be visible, audible or smelled from any portion of the Building outside of the Premises or the Shipping Area portion thereof.

ARTICLE II

2.1 BASE RENT. Tenant hereby covenants and agrees to pay to Landlord as partial consideration for Tenant’s use and occupancy of the Premises a base annual rent (the “Base Rent”), which Base Rent shall be payable in monthly installments in advance on the first day of each month beginning on the Commencement Date in accordance with the following schedule:

Time Period	Rate per Square Foot of Rentable Area	Annual Base Rent	Monthly Installment
Months 1-24	$18.00	$819,684.00	$68,307.00
Months 25-36	$18.50	$842,453.00	$70,204.42
Months 37-48	$19.00	$865,222.00	$72,101.83
Months 49-60	$19.50	$887,991.00	$73,999.25
Months 61-72	$20.00	$910,760.00	$75,896.67
Months 73-84	$20.50	$933,529.00	$77,794.08
Months 85-96	$21.00	$956,298.00	$79,691.50

Notwithstanding anything in the above schedule to the contrary, provided there is no Event of Default by Tenant under the terms of the Lease, monthly Base Rent (i.e., $68,307.00) and Additional Rent (i.e. Tenant’s Proportionate Share of Operating Expenses) shall be abated for the first sixteen (16) months of the Term (the “Rent Abatement Period”); provided, however, all other payments required to be paid by Tenant to Landlord pursuant to the Lease shall remain due and payable during the Rent Abatement Period. If an Event of Default occurs at any time during the Initial Term and has not been cured by Tenant within thirty (30) days following the Event of Default, Tenant shall be required to remit to the pro rata share of Landlord all abated payments of Base Rent and Additional Rent based upon the time at which the Event of Default occurred relative to the remainder of the Term.

2.2 ADDITIONAL RENT.

(a) Commencing on the Commencement Date, in addition to the Base Rent for each calendar year (or portion thereof) during the Term, Tenant shall pay as additional rent (the “Additional Rent”) Tenant’s Proportionate Share (as hereinafter defined) of the Operating Expenses (as hereinafter defined) for that year. On or about the beginning of each calendar year during theTerm, and on or before the Commencement Date for the initial calendar year, Landlord shall deliver to Tenant Landlord’s good faith estimate (the “Estimated Additional Rent”) of the Additional Rent for that year. The Estimated Additional Rent for calendar year 2011 is currently estimated at approximately $10.82 per rentable square foot. The Estimated Additional Rent shall be paid in equal installments in advance on the first day of each calendar month. If Landlord does not deliver an estimate to Tenant for any year by January 1 of that year, Tenant shall continue to pay Estimated Additional Rent based on the prior year’s estimate. From time to time during any calendar year but not more than twice in any calendar year, Landlord may revise its estimate of the Additional Rent, particularly as it relates to charges for electricity used by Tenant, for that year or any portion thereof on either actual or reasonably anticipated increases in Operating Expenses, and the monthly installments of Estimated Additional Rent shall be appropriately adjusted for the remainder of that year or any portion thereof in accordance with the revised estimate so that by the end of the year, the total payments of Estimated Additional Rent paid by Tenant shall equal the amount of the revised estimate. Notwithstanding the foregoing, the controllable components of Operating Expenses shall not increase by more than six percent (6%) (the “Cap”) per year on a cumulative, compounding basis over the total of the controllable expenses for the preceding calendar year during the Term hereof. Those components of Operating Expenses which are controllable and therefore are subject to the Cap are all Operating Expenses except Taxes, assessments, insurance, utilities, costs incurred to comply with governmental minimum wage requirements or Laws that become effective after the date of this Lease, snow and ice removal, and costs resulting from a Force Majeure Event.

(b) “Tenant’s Proportionate Share” means the percentage determined by dividing the Rentable Area contained within the Premises by the aggregate Rentable Area of the space within the Building. Landlord and Tenant hereby stipulate and agree for all purposes under this Lease that the aggregate Rentable Area of the Building is 205,071 rentable square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party. Accordingly, unless and until any space is added to or deducted from the Premises (without implying any right in Landlord or Tenant to add space to or deduct space from the Premises, except as expressly set forth in this Lease), Tenant’s Proportionate Share shall be 22.2059%.

(c) “Operating Expenses” shall mean all expenses, assessments, costs and disbursements of every kind and nature, computed on an accrual basis in accordance with generally accepted accounting principles, incurred in connection with the ownership, operation, maintenance and repair of the Project, excluding only the costs and expenses described in Section 2.2(d) below. Without limiting the generality of the foregoing, Operating Expenses include the following:

(i) the Building’s allocable portion of the wages and salaries of all persons (up to the level of building manager) directly engaged in the operation, maintenance, cleaning, security or access control for the Project in a manner consistent with Comparable Buildings (as defined herein), including taxes, insurance and benefits relating thereto;

(ii) all supplies, tools, equipment and materials used in the operation and maintenance of the Project, and the Building’s allocable portion of the reasonable rental value of the Building management office (which shall not exceed 1,800 square feet of Rentable Area);

(iii) cost of all utilities for the Project, including but not limited to the cost of water, sewer, gas, electricity, telephone and cable service, and all other telecommunications services;

(iv) cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to security service, window cleaning, snow and ice removal, elevator maintenance, janitorial service, and landscaping maintenance;

(v) cost of repairs and general maintenance for all portions of the Project (excluding repairs and general maintenance costs that are paid by proceeds of insurance or a warranty contract or by Tenant or other third parties);

(vi) amortization of the cost of installation of capital investment items that are hereafter installed for the purpose of reducing Operating Expenses, or to improve Building life-safety systems or which may be required or recommended by any Legal Requirements (hereinafter defined). All such costs which relate to the installation of such capital investment items shall be amortized over the reasonable life of the capital investment item;

(vii) the cost of all insurance relating to the Project, as set forth in Sections 7.1 and 7.2 hereof;

(viii) all federal, state, county or municipal taxes, assessments, fees, impositions, levies and governmental charges relating to the Project, whether paid directly by Landlord or through an escrow arrangement with a mortgagee or ground lessor, and whether they be by taxing districts or authorities presently taxing or assessing the Project or by others subsequently created or otherwise, and any other taxes, assessments, fees, impositions, levies, and governmental charges attributable to the Project or its operation, and, without limiting the generality of the foregoing and notwithstanding anything contained in this Lease to the contrary, the tax (sometimes referred to as business, margin or franchise tax) enacted by House Bill 3 as passed during the 3rd called session of the Texas Legislature in 2006, which has been codified in Chapter 171, Texas Tax Code, and any supplements, replacements, additions or other modifications thereto, so long as such supplements, replacements, additions or other modifications thereto, are intended to substitute the Margin Tax or other taxes levied, assessed, or imposed on real estate and only to the extent attributable to the Project; excluding, however, except as provided herein, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project; provided, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on the Land and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Expenses (A) to the extent that such substitute or additional tax would be payable if the Project were the only property of Landlord subject to such tax and (B) if Landlord is part of a combined group for filing purposes, only to the extent such taxes are allocable to the Project;

(ix) all property management fees which shall not exceed three percent (3%) of gross rental proceeds from the Building; and

(x) the cost of operating and maintaining the fitness center and conference center available for use by employees of tenants in the Building.

(d) Landlord hereby agrees that the term “Operating Expenses” shall not include any of the following expenses (however nothing set forth below shall prohibit Landlord from recovering any of the foregoing expenses directly from Tenant if caused or contributed to by Tenant):

(i) debt service or rentals under any ground lease;

(ii) costs for which Landlord is entitled to specific reimbursement as a separate charge by Tenant, by any other tenant of the Building or by any other third party;

(iii) costs incurred by Landlord in connection with the negotiation of any tenant lease in the Project, including advertising and marketing expenses, expenses for preparation of leases, rent allowances, lease takeover costs, payment of moving costs, leasing commissions, legal fees and leasehold improvements expenses (and/or allowances therefor);

(iv) any other costs and expenses for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants in the Building;

(v) except as set forth in Section 2.2(c)(vi) above, expenditures classified as capital expenditures under generally accepted accounting principles or any non-cash charges such as depreciation or amortization (it being understood that the foregoing exclusion shall not limit Landlord’s ability to include general repair and maintenance costs in Operating Expenses as described in Section 2.2(c)(v) above or the costs associated with Landlord’s fulfillment of its obligations under Section 3.1(xii) hereof);

(vi) Repairs, replacements, and general maintenance to the extent the cost thereof is paid by insurance proceeds or condemnation proceeds;

(vii) Costs of installing any specialty service, such as common-area conference facilities, health clubs, showers, etc.;

(viii) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts, to the extent of such reimbursement;

(ix) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) or furniture used to decorate the building;

(x) Costs, penalties and fines incurred due to the violation by Landlord of the terms and conditions of any lease pertaining to the Building;

(xi) Costs of correcting latent defects in the Premises which are disclosed to Landlord within one year after the Commencement Date; provided, however that the foregoing exclusion shall not apply to any latent defect in any work performed by Tenant Parties or otherwise caused by Tenant;

(xii) Landlord’s general overhead and general administrative expenses except as provided in Section 2.2 (c) (i) and Section 2.2 (c) (ix)

(xiii) Any salaries and costs included in Operating Costs representing an amount paid to any person or entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

(xiv) Rental on items which if purchased would constitute a capital expenditure which could not be included in Operating Expenses pursuant to Section 2.2 (d) (v) above;

(xv) Legal, auditing, consulting and other professional fees paid or incurred in connection with collecting delinquent rent (other than that of Tenant), preparing tax returns and other financial statements and audits other than those needed in connection with the preparation of reports in connections with Landlord’s operation of the Property;

(xvii) Charitable contributions;

(xviii) Costs relating to or arising, directly or indirectly, from the presence, handling, treatment, disposal or replacement of Hazardous Materials in the Property, which are not Special Materials or were not caused by the action of Tenant, its agents, employees, contractors, subtenants, assignees or Specific Invitees. “Specific Invitees” shall mean invitees accessing the Property for the primary purpose of conducting business with Tenant, including without limitation, customers, clients, job applicants and business partners. Specific Invitees shall expressly exclude invitees accessing the Property in general and not primarily for the purpose of conducting business with Tenant such as United States Postal delivery personal and overnight express (e.g. Federal Express of UPS) delivery persons;

(xix) Rental loss, bad debt or capital expenditure reserve accounts (other than escrow accounts for the payment of property taxes and insurance premiums);

(xx) Franchise or income taxes imposed on Landlord, except to the extent included or imposed in lieu of all or any part of taxes and assessments described in Section 2.2(c)(viii).

(e) Within one hundred fifty (150) days after the end of each calendar year during the Term, or as soon as reasonably practicable thereafter, Landlord shall provide Tenant a statement (“Expense Statement”) showing Tenant’s Proportionate Share of the Operating Expenses for said calendar year and a statement prepared by Landlord comparing Estimated Additional Rent paid by Tenant with Additional Rent for such calendar year. In the event that Estimated Additional Rent paid by Tenant exceeds the amount of Additional Rent for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Landlord’s option, by either giving a credit against rentals next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such Expense Statement. In the event that the Additional Rent exceeds Estimated Additional Rent paid by Tenant for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Expense Statement. The provisions of this Section 2.2(e) shall survive the expiration or termination of this Lease.

(f) Notwithstanding any other provision herein to the contrary, for the purposes of estimating Operating Expenses, it is agreed that if the Building is less than ninety-five percent (95%) occupied during any calendar year (or portion thereof), an adjustment shall be made in computing each component of the Operating Expenses that actually varies with the rate of occupancy of the Building for that year so that the total Operating Expenses shall be computed for such year as though ninety-five percent (95%) of the Building had been occupied during such year. If at any time during the Term any part of the Building is leased to a tenant who, in accordance with the terms of its lease, provides its own cleaning services and/or any other services otherwise included in Operating Expenses, then, for the purpose of this “gross up” provision, the Operating Expenses for such period will be increased by the additional costs for cleaning and/or such other applicable costs that Landlord reasonably estimates it would have incurred if Landlord had furnished and paid for cleaning and/or such other services for the space occupied by such tenant. Landlord will not recover in any one calendar year more than 100% of the actual Operating Expenses for such year.

(g) Tenant shall have the right to request, review and copy, at Tenant’s expense, Landlord’s books and records regarding the determination of Operating Expenses for the calendar year that is the basis of an Expense Statement only upon not less than thirty (30) days’ prior written notice to Landlord and scheduling an appointment in advance. Such notice must be delivered within ninety (90) days following Landlord’s delivery of the Expense Statement to Tenant. Any such review shall be performed within sixty (60) days following Landlord’s receipt of Tenant’s notice and conducted during normal business hours at Landlord’s office in Houston, Texas or such other office as reasonably designated by Landlord. Any party conducting the review must be a certified public accountant from an accounting firm reasonably acceptable to Landlord. Tenant may not have such review performed on a contingency fee basis. In the event that Landlord and Tenant confirm pursuant to an Expense Statement or Landlord’s acceptance (subject to dispute resolution below) of the results of Tenant’s review (as applicable) that Estimated Additional Rent paid by Tenant exceeds Additional Rent for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Landlord’s option, by either giving a credit against Rent (as hereinafter defined) next due, or by direct payment to Tenant within thirty (30) days of the date of such Expense Statement or acceptance. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing and Tenant requests a refund rather than a credit from Landlord in writing, Landlord shall refund said amount to Tenant within thirty (30) days of Landlord’s receipt of Tenant’s request. In the event it is determined that the Additional Rent exceeds Estimated Additional Rent for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Expense Statement. If Tenant does not object in writing to an Expense Statement within ninety (90) days following the date thereof, or if Tenant has elected to review Landlord’s records, within sixty (60) days following Tenant’s review, specifying the nature of the item(s) in dispute and the reasons therefor, then the Expense Statement shall be considered final and accepted by Tenant. Any amount due to Landlord as shown on an Expense Statement, whether or not disputed by Tenant as provided herein, shall be paid by Tenant when due as provided in Section 2.2(e) above, without prejudice to any such written exception pending resolution thereof. The results of any such review shall be held in strict confidence by Tenant and its representatives. If Landlord disputes the review, both parties shall within twenty (20) days agree upon a neutral third party certified public accountant whose determination shall be binding upon both parties. If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than 5%, then, after verification and in addition to the credit or direct payment outlined above), Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statements within thirty (30) days after receipt of Tenant’s invoice therefore. In the event it is determined that Landlord’s calculation of the Operating Expenses for such calendar year was overstated by more than 5% with respect to any particular component of Operating Expenses, Tenant shall also have the right, at Tenant’s expense, to audit the Operating Expenses for the year prior to the one in question, subject to the same terms and conditions as provided above and only with respect to the particular component of Operating Expenses so over-stated and subject to reimbursement or credit for any overpayments by Tenant as set forth above. If the audit reveals that for the calendar year in question, Landlord’s calculation of Operating Expenses was within five percent (5%) of the sum which Tenant should have paid, Tenant, as Rent, shall pay Landlord for the actual reasonable out-of-pocket costs incurred by Landlord in connection with such audit upon presentation of an invoice therefor.

2.3 RENT PAYMENTS.

(a) Tenant hereby covenants and agrees to pay, as rent, the Base Rent and Estimated Additional Rent and all other sums of money as shall become due from and payable by Tenant to Landlord under this Lease inclusive of the exhibits hereto (collectively, “Rent”) in lawful money of the United States to Landlord at Landlord’s address as provided herein (or to such other persons or at such other address(es) as may be designated by Landlord in writing from time to time).

(b) If the Term commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the lease term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month.

(c) Tenant shall pay all Base Rent and Estimated Additional Rent at the times and in the manner provided in this Lease, without demand, set-off or counterclaim. Tenant hereby acknowledges and agrees that except as expressly provided in Sections 3.3 and 6.3(a) of this Lease, Tenant’s covenants to pay Base Rent under this Lease are separate and independent from Landlord’s covenant to provide services and other amenities hereunder.

(d) In the event any Rent is not paid when due, then Landlord and Tenant agree that Landlord will incur additional administrative expenses, the amount of which will be difficult, if not impossible to determine. Accordingly, in addition to the obligation to pay Rent, Tenant shall pay to Landlord a late charge for such late payment in the additional amount of four percent (4%) of the amount of such late payment of Rent.

(e) All Rent shall bear interest from the date due until paid at a rate (the “Default Rate”) equal to the lesser of (i) a floating annual rate equal to five percent (5%) above the Prime Rate reported in the Money Rates column or section of the most recent issue of The Wall Street Journal (“Prime Rate”), automatically adjusting with each change in the Prime Rate, and (ii) the maximum non-usurious rate of interest permitted by the Legal Requirements of the jurisdiction in which the Building is located.

(f) Tenant shall also pay, together with all payments of Rent due hereunder, an amount equal to all sales, use, excise, rental and other taxes now or hereafter imposed by any lawful authority on all amounts due or required under this Lease and classified as rent by any such authority, together with any interest or penalties thereon when not the result of any act or omission of Landlord constituting negligence, fraud, or willful misconduct.

2.4 SECURITY DEPOSIT.

(a) On the date of execution of this Lease by Tenant, Tenant shall deposit with Landlord an unconditional and irrevocable letter of credit in the amount of Eight Hundred Thousand and No/ Dollars ($800,000.00), (the “Security Deposit”), in form and issued by a bank with an Austin, Texas office (i.e. wherein said letter of credit may be drawn) reasonably satisfactory to Landlord, such deposit to be held for the performance by Tenant of Tenant’s covenants and obligations under the Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Landlord’s damages in case of and Event of Default by Tenant. As long as no Event of Default has occurred and is continuing, the amount of Security Deposit required hereunder shall be reduced by $100,000.00 upon the expiration of the seventeenth 17th month following the Commencement Date, and then upon the expiration of the eighth (8th) month following the first reduction, and thereafter following the expiration of each subsequent twelve (12) month period during the Term. Once the Security Deposit is reduced to $100,000.00, it shall remain at $100,000.00 for the remainder of the Term. Tenant acknowledges that the Security Deposit shall be held by Landlord and that Landlord’s broker or property manager shall be authorized to deliver the Security Deposit to Landlord. Upon the occurrence of any Event of Default by Tenant under this Lease, Landlord may, from time to time, without prejudice to any other remedy, draw on the Security Deposit, in whole or in part, to the extent necessary to make good any arrears of Rent or other payments hereunder and/or any damage, injury, expense or liability caused to Landlord by such Event of Default. Following any such application of the Security Deposit, Tenant shall cause the issuing bank to restore any Security Deposit to its original amount within thirty (30) days, and Tenant’s failure to do so shall be an “Event of Default” under this Lease, without any additional notice or cure period required hereunder. Any remaining balance of the Security Deposit shall be returned by

Landlord to Tenant within sixty (60) days after the termination of this Lease; provided, however, Landlord shall have the right to retain and expend the proceeds of such remaining balance (i) to reimburse Landlord for any and all Rent or other sums due hereunder that have not been paid in full by Tenant and/or (ii) for cleaning and repairing the Premises if Tenant shall fail to deliver same at the termination of this Lease in a neat and clean condition and in as good a condition as existed at the date of possession of same by Tenant, ordinary wear and tear only excepted. If the Security Deposit is drawn on twice by Landlord during the Lease term, following the second application, Landlord may require Tenant to restore the depleted Security Deposit to the lesser of (A) its initial amount or (B) the amount of the Security Deposit prior to such second application plus the sum of (i) two (2) additional monthly installments of Base Rent at the rate payable for the last month of the Lease term, plus (ii) two (2) additional monthly installments of Estimated Additional Rent at the rate payable for the month immediately preceding said second drawing on the Security Deposit. Landlord shall not be required to keep the proceeds from a draw on the Security Deposit separate from its general funds and Tenant shall not be entitled to any interest on such proceeds. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project and in this Lease, and Tenant agrees that in the event of such transfer or mortgage, Landlord shall have the right to transfer or assign the Security Deposit to the transferee or mortgagee. Upon such transfer or assignment of the security deposit, Landlord shall be deemed released by Tenant from all liability or obligation for the return of the Security Deposit and Tenant shall look solely to such transferee or mortgagee for the return of the Security Deposit.

(b) Any letter of credit delivered by Tenant hereunder as the Security Deposit shall expire no earlier than twelve (12) months after issuance and shall provide for automatic renewals of one-year periods unless the issuer has provided Landlord written notice of non-renewal at least sixty (60) days prior to the then expiration date (whereupon Tenant shall be obligated to provide a replacement letter of credit or a “Letter of Credit Extension”, as described below, meeting the requirements of this Section 2.4 no later than thirty (30) days prior to the expiration of the then outstanding and expiring letter of credit, as provided below). Any subsequent replacement letter of credit shall expire no earlier than twelve (12) months from the expiration date of the then outstanding and expiring letter of credit and shall provide for automatic 1-year renewals as described above, it being understood that in lieu of replacing any letter of credit, Tenant may procure an amendment extending its expiration date and so providing for automatic 1-year renewals (each a “Letter of Credit Extension”). Tenant shall ensure that at all times during the Term and for fifteen (15) business days after expiration of the Term, one or more unexpired letters of credit in the aggregate amount of the Security Deposit required hereunder shall be in the possession of Landlord. To the extent that Tenant is obligated to furnish a replacement letter of credit Security Deposit hereunder, Tenant shall deliver a Letter of Credit Extension or a replacement letter of credit to Landlord no later than thirty (30) days prior to the expiration date of the then outstanding and expiring letter of credit; provided, however, that a replacement letter of credit shall not be required to have an effective date earlier than the expiration date of the then existing letter of credit being so replaced (it being the intent that Tenant not be required to have two outstanding letters of credit covering the same required Security Deposit amount at any one time). Failure by Tenant to deliver any Letter of Credit Extension or any replacement letter of credit as required above shall entitle Landlord to draw under the outstanding letter(s) of credit and to retain the entire proceeds thereof until such time as the Letter of Credit Extension or replacement letter of credit is provided. Each letter of credit shall be for the benefit of Landlord and its successors and assigns, shall be expressly transferable (but only to a mortgagee or a successor landlord under this Lease), and shall entitle Landlord or its successors or assigns to draw from time to time under the letter of credit in portions or in whole upon presentation of a sight draft.

2.5 PERSONAL PROPERTY TAXES. Tenant agrees that it shall pay directly to the taxing authority all personal property taxes pertaining to Tenant’s Trade Fixtures and any other personal property of Tenant.

2.6 AD VALOREM TAXES. If the taxing authority includes the value of leasehold improvements in the assessment of the Building, but does not separately assess Tenant’s Leasehold Improvements (as hereinafter defined), Landlord may make a reasonable allocation of the ad valorem taxes assessed against the Project and attributable to the value of the Tenant’s Leasehold Improvements. In such event, Tenant shall pay its allocated share within thirty (30) days of receipt of the written statement of Landlord setting forth in reasonable detail the amount and the basis upon which Landlord made the allocation.

ARTICLE III

3.1 SERVICES. Provided no Event of Default (as hereinafter defined) has occurred and is continuing hereunder, and subject to the provisions of Sections 3.2 and 3.3 below, Landlord shall furnish the following services and amenities (collectively, the “Required Services”) to Tenant (and its assignees and subtenants permitted hereunder) while occupying the Premises:

(i) hot and cold potable domestic water at those points of supply provided for general use of the tenants of the Building and adequate sanitary waste and vent piping to the Premises consistent with Comparable Buildings;

(ii) central heat, ventilation and air conditioning to the common areas of the Building in compliance with all governmental code requirements, at such times, at such temperatures and in such amounts as are considered by Landlord to be standard, but in keeping with the standards of other Class A office buildings of comparable age and size in Williamson County, Texas office market (“Comparable Buildings”), all as more particularly described on EXHIBIT F attached hereto and made a part hereof for all purposes;

(iii) electric lighting service for all Public Areas and special service areas of the Building and the Project in compliance with all governmental code requirements in the manner and to the extent reasonably deemed by Landlord to be in keeping with the standards of Comparable Buildings;

(iv) janitorial service comparable to that provided by landlords of Comparable Buildings and consistent with other similar tenants in the Building on a five (5) day per week basis in accordance with the specifications set forth in EXHIBIT H attached hereto; provided, however, if Tenant’s floor coverings or other improvements require special cleaning or care in excess of that provided for by Landlord in EXHIBIT H, Landlord will provide such additional cleaning or care only upon special agreement with Tenant;

(v) exterior window cleaning no less than twice per calendar year as reasonably required and consistent with Comparable Buildings;

(vi) to provide and maintain exterior landscaping, including maintenance of exterior water features (which shall include keeping the pond feature full unless same is prohibited by water rationing restrictions), consistent with Comparable Buildings;

(vii) on-site security equipment for the Building perimeter; provided, however, that Tenant agrees that Landlord shall not be responsible for the adequacy or effectiveness of such security;

(viii) periodic roving security patrol during after-hours provided by a third-party professional security firm; provided, however, that Tenant agrees that Landlord shall not be responsible for the adequacy or effectiveness of such security patrol;

(ix) electricity; Tenant shall pay to Landlord, monthly as billed or at such other times during any calendar year Landlord submits electricity bills, such charges as may be separately metered; if any electrical equipment requires air conditioning in excess of Building standards as reasonably determined by Landlord, the same shall be installed with applicable meters, at Tenant’s expense and Tenant shall pay all operating costs relating thereto, including, without limitation, any additional maintenance, repair and utilities related to such electrical equipment and above Building Standard (as defined in EXHIBIT D) air conditioning equipment;

(x) all Building Standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in Public Areas;

(xi) non-exclusive passenger elevator service to the Premises twenty-four (24) hours per day;

(xii) maintenance of the roof, exterior walls, load-bearing columns, foundation, floor slabs, and other structural components and base Building components of the Project including but not limited to the following: mechanical, electrical and plumbing systems of the Project, common areas, public restrooms, restrooms on multi-tenant floors, and exterior lighting and landscaping of the Project in a manner consistent with other landlords of Comparable Buildings;

(xiii) During the Term, Tenant may install within the Project in a location acceptable to Landlord in its sole discretion (not to exceed 300 square feet), at Tenant’s sole cost and expense, an emergency generator (not to exceed 350 KVA), including an automatic transfer switch and all necessary electrical switchgear and conduit from the generator to the UPS batteries (to be located within the Premises), and an associated diesel fuel tank (not to exceed 2000 gallons) for such generator. All expenses (including without limitation any reasonable structural reinforcements necessary to support said equipment and Landlord’s costs incurred in connecting the generator to the Project’s electrical systems and Landlord’s oversight fees) and permitting associated with the installation, operation, maintenance and insuring of such equipment shall be borne solely by Tenant. Tenant shall screen the generator and fuel tank and ensure sound-attenuation in accordance with Legal Requirements and in a manner reasonably acceptable to Landlord. Tenant shall, at its expense, remove the generator and associated fuel tank within thirty (30) days of any of the following events: (1) the termination of Tenant’s right to possess the Premises; (2) the termination of the Lease; or (3) the Expiration Date. If Tenant fails to do so, Landlord may remove the generator and associated fuel tank and store and dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection therewith within 10 days after Landlord’s request therefor, less any amounts (if any) received by Landlord in the sale of the generator and associated fuel tank. Tenant shall give Landlord at least 48 hours’ prior notice of any maintenance or testing of the generator and/or fuel tank. Tenant shall repair any damage and remediate any environmental contamination to the Building or the Project caused by or relating to the generator and associated fuel tank, including that which is caused by its installation, maintenance, use or removal; and

(xiv) commercially reasonable efforts to enforce the terms of all third-party warranty contracts against the party thereto.

3.2 GOVERNMENTAL REGULATIONS. The obligations of Landlord to provide the Required Services shall be subject to governmental regulation thereof (i.e., rationing, temperature control, etc.) and any such regulation that impairs Landlord’s ability to provide the Required Services as herein stipulated shall not constitute a default hereunder but rather providing the applicable Required Services to the extent allowed pursuant to such regulations shall be deemed to be full compliance with the obligations and agreements of Landlord hereunder.

3.3 FAILURE TO PROVIDE REQUIRED SERVICES. To the extent any of the Required Services require electricity, gas and water supplied by public utilities, Landlord’s covenants hereunder shall only impose on Landlord the obligation to use commercially reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to failure of any public utility to furnish service to the Building, or any other cause beyond the reasonable control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor result in an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In the event of any failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to malfunction of any equipment or machinery, or any other cause within the reasonable control of Landlord, Tenant shall have no claim for rebate of Rent or damages on account thereof. The services described in Sections 3.1(i), (ii), (iii), (ix) and (xii) above are referred to herein as “Essential Services”. Notwithstanding the foregoing, if the Premises or any portion thereof are rendered untenantable and are not used by Tenant for a period of five (5) consecutive business days following Landlord’s receipt from Tenant of a written notice regarding such matters (the “Eligibility Period”) as a result of failure in any Essential Service, Tenant’s Base Rent and Estimated Additional Rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises (or portion thereof, as the case may be) remain untenantable and are not used by Tenant, in the same proportion as the Rentable Area rendered untenantable and not used bears to the total Rentable Area of the Premises; provided, however, there shall be no abatement of Rent: (i) if Landlord provides to Tenant other space in the Building which is reasonably suited for the temporary operation of Tenant’s business; (ii) if the failure is caused in whole or in part by a governmental directive, failure of a utility provider to provide service to the Premises, any other cause beyond Landlord’s reasonable control and ability to cure, or by the negligent or willful acts or omissions of Tenant or any of its assignees claiming by through or under Tenant, and any of their respective agents, contractors, employees, licensees and invittes; or (iii) to the extent such failure is caused by a fire or other casualty. As used herein, “untenantable” means the Premises is in a condition not reasonably usable or accessible by Tenant or its employees for the conduct of business. If the foregoing conditions for rent abatement are met with respect to a failure of an Essential Service that continues for a period of one hundred eighty (180) consecutive days, Tenant may elect to terminate this Lease within ten (10) days of the expiration of such one hundred eighty (180) day period, as long as Landlord does not restore the service in question within such ten (10) day period. Notwithstanding the foregoing, during any rent abatement period under this Lease, Tenant shall pay Landlord as Rent Landlord’s normal charges for all services and utilities provided to and used by Tenant during the period of the rent abatement.

3.4 ADDITIONAL SERVICES. Tenant hereby acknowledges and agrees that Landlord is obligated to provide only the Required Services under this Lease, and that Landlord, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease. Notwithstanding the foregoing, Tenant recognizes that Landlord may, at Landlord’s sole option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Landlord’s discontinuance of any provision of any such additional services or amenities shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in Rent. Landlord may impose a reasonable charge and establish rules and regulations for any of the following: (a) the use of any HVAC by Tenant outside of Standard Operating Hours; (b) additional or unusual janitorial services requested by Tenant or required because of any non-building standard improvements in the Premises, the carelessness of Tenant, or the nature of Tenant’s business (other than ordinary office use) (including the operation of Tenant’s business other than during Standard Operating Hours); (c) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises; and (d) any other services specifically requested by Tenant not otherwise included in Operating Expenses.

ARTICLE IV

4.1 CARE OF THE PREMISES.

(a) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building, and shall at its own cost and expense, maintain the Premises in good condition and repair. If Tenant fails to make required repairs or replacements to the Premises promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the cost thereof plus a charge of ten percent (10%) to Landlord on demand. Tenant shall not undertake the repair or replacement of any damage or injury to the structural components of the Building or its mechanical, electrical or plumbing systems caused by Tenant, its agents, contractors, employees, invitees or visitors, but shall reimburse Landlord for all costs and expenses incurred in effecting any such repair or replacement, plus a charge of ten percent (10%).

(b) The provisions of Section 4.1(a) shall fully apply to the appearance of mold or other fungi or bacteria resulting from the presence of water or moisture within the Premises caused by Tenant, Tenant’s agents, employees, contractors, or invitees, or resulting from Tenant’s failure to immediately advise Landlord of the presence of water or moisture within the Premises.

(c) Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Premises during the Term.

(d) Upon termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Premises to Landlord in as good condition as existed on the Commencement Date, ordinary wear and tear only excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises. In addition, unless otherwise directed by Landlord, Tenant shall remove the shipping and receiving area and covered awning being installed by Tenant on the exterior of the Building as part of Tenant’s Work and shall restore the Building to the condition it existed on the Effective Date, all at Tenant’s sole cost and expense. Tenant shall not be required to remove any improvements installed in the Premises pursuant to Tenant’s Work as contemplated in Exhibit D unless Landlord notified Tenant same would require removal at the time Landlord granted its consent to the installation thereof (as set forth in Section 5.2(c) hereof).

(e) Any communications, computer or other electronic service wires, cables and related devices installed in the Premises (or elsewhere in the Building) by or on behalf of Tenant (collectively, “Tenant Lines”) shall be removed prior to the expiration or earlier termination of the Lease by Tenant at Tenant’s sole cost and expense or, at Landlord’s election, by Landlord at Tenant’s sole cost and expense (only to the extent Landlord actually elects to remove them); provided, however, Landlord shall have the right, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease (except that the notice period shall extend to thirty (30) days beyond the date of termination of the Lease if it is terminated by Landlord due to a default by Tenant), to require Tenant to abandon and leave in place, without payment to Tenant, any and/or all Tenant Lines whether located in the Premises or elsewhere in the Building. Tenant shall repair and restore, or at Landlord’s election reimburse Landlord for the cost of repairing and restoring, any damage to the Premises and/or Building caused by the removal of the Tenant Lines.

4.2 ENTRY FOR REPAIRS AND INSPECTION. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Premises at all reasonable hours and upon reasonable notice (except for entry after-hours for cleaning and in the case of emergency, in which events no notice shall be required) to inspect or clean the same, to make repairs, alterations or additions thereto, to show the same to prospective tenants or purchasers, to determine whether Tenant is performing its obligations hereunder or for any other purpose as Landlord may deem necessary or desirable. Notwithstanding the foregoing, showings to prospective tenants shall not be conducted, without the consent of Tenant, prior to (i) the last nine (9) months of the Term or (ii) in the event Tenant exercises Tenant’s Termination Option pursuant to Exhibit J, upon receipt of Tenant’s Termination Notice). Landlord agrees to exercise reasonable good faith efforts (i) to prosecute completion of any work within the Premises diligently, (ii) to minimize interference with Tenant’s use, access, occupancy and quiet enjoyment of the Premises, and (iii) to protect Tenant’s property located in the Premises from damage. Entry to the Premises and the conduct of work therein by Landlord and its contractors, agents or representatives pursuant to this Section 4.2 shall not constitute a trespass or an eviction (constructive or otherwise) nor shall Tenant be entitled to any abatement or reduction of Rent or claim for damages for any injury to or interference with Tenant’s business, loss of occupancy or quiet enjoyment or for any other consequential damages by reason thereof.

4.3 NUISANCE. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant, or Landlord in its operation of the Building. Landlord shall use commercially reasonable efforts to ensure all other tenants in the Building are so limited, and shall promptly take action should Tenant inform Landlord of any action in breach of such limitations.

4.4 LAWS AND REGULATIONS; RULES OF THE BUILDING. Tenant, at Tenant’s expense, shall comply with, and Tenant shall cause its visitors, employees, contractors, agents and invitees to comply with all Legal Requirements and Building Rules. As used in this Lease, the term “Legal Requirements” means (a) all laws, ordinances, orders, rules, regulations and other requirements of governmental authority which impose any duty with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Premises, whether now in force or hereafter enacted, and (b) all recorded covenants, rules and restrictions to which the Premises is subject from time to time. As used in this Lease, the term “Building Rules” means all rules and regulations reasonably adopted and altered by Landlord from time to time and consistently applied to all Project tenants for the use, care and cleanliness of the Premises and for preservation of good order therein, which Building Rules will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant, its employees, contractors, agents, invitees and visitors. The current Building Rules are attached hereto as EXHIBIT G and made a part hereof for all purposes. Landlord shall use commercially reasonable efforts to ensure that all other tenants of the Building are required to comply with the provisions applicable to Tenant in this Section 4.4, and shall promptly take action should Tenant inform Landlord of any action in breach of such provisions.

4.5 HAZARDOUS SUBSTANCES.

(a) Except for small quantities of Hazardous Substances customarily used in connection with general office uses, and not required to be reported by an environmental agency, Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of on or in the Building, the Project or the Premises, by Tenant, Tenant’s agents, employees, contractors or invitees without first obtaining Landlord’s written consent, which may be given or withheld in Landlord’s sole discretion. If any Hazardous Substances are used, stored, generated, or disposed of on or in the Building, the Project or the Premises, including those customarily used in connection with general office uses, or if the Building, the Project or the Premises become contaminated in any manner for which Tenant is legally liable or otherwise become affected by any storage, release or discharge of a Hazardous Substance, Tenant shall immediately notify Landlord of the release or discharge of a Hazardous Substance and Tenant shall indemnify, defend and hold harmless Landlord and its partners from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, a decrease in value of the Project, the Building or the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the Term, and arising as a result of such contamination, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, or restoration mandated by federal, state or local agency or political subdivision or required by any Interest Holder. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on the Premises, the Building or the Project and the same results in any contamination, release or discharge, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises, the Building or the Project, to the condition existing prior to the presence of any such Hazardous Substance on the Premises, the Building or the Project and in compliance with all Legal Requirements. Tenant shall first obtain Landlord’s approval for any such remedial action and the approval of the contractors doing the work. Landlord shall have the right to do the work, at Tenant’s sole cost and expense, if Landlord determines an emergency exists or if necessary to protect the health and safety of other tenants of the Project.

(b) As used herein, “Hazardous Substance” means any substance that is toxic, ignitable, reactive, infectious or corrosive and that is regulated by any local government, the state in which the Building is located or the United States Government. “Hazardous Substance” includes, any and all material or substances that are defined as “hazardous waste,” “extremely hazardous waste,” or a “hazardous substance” pursuant to federal, state or local governmental law. “Hazardous Substance” includes, but is not restricted to, asbestos, polychlorobiphenyls, and petroleum.

(c) Tenant’s indemnification of Landlord under Section 4.4(a) hereof shall survive the expiration or termination of this Lease.

(d) Landlord represents and covenants that to its knowledge, except for Hazardous Substances used in the ordinary course of constructing, operating and maintaining an office building, including the Parking Facilities and landscaping, the Project does not and shall not contain any Hazardous Substances as of the date hereof and as of the Commencement Date.

ARTICLE V

5.1 CONDITION OF THE PREMISES AND THE PROJECT.

(a) On the Commencement Date, the Premises (including the Tenant Work described in EXHIBIT D) shall be delivered to Tenant, and Tenant shall accept the same, in its condition as of the Commencement Date. Notwithstanding the foregoing, it shall be Landlord’s responsibility to ensure that, as of the Effective Date, all base building improvements and building systems necessary to provide the services as referenced in Section 3.1(i), (ii), (iii), (vii), (ix), (x), (xi) and (xii) of this Lease be in good operating condition.

(b) Tenant acknowledges that no representations as to the repair of the Premises or the Project, nor promises to alter, remodel or improve the Premises or the Project, have been made by Landlord, except as are expressly set forth in this Lease.

5.2 ALTERATIONS TO THE PREMISES.

(a) Tenant shall not make or allow to be made any alterations, physical additions or other improvements (including fixtures) in or to the Premises (such alterations, additions and other improvements being herein called “Premises Alterations”), or place safes, vaults, file cabinets or other heavy furniture or equipment within the Premises, without first obtaining Landlord’s written approval of Tenant’s contractors and the plans and specifications therefor, which approval shall not be unreasonably delayed or withheld. In the event of any alterations affecting the structural integrity of the building, Landlord’s consent may be withheld in Landlord’s sole discretion. If such approval is given, prior to commencement of construction Tenant shall deliver to Landlord copies of all building permits required for such construction, a certificate of insurance from Tenant’s contractors confirming the existence of all insurance reasonably required by Landlord and a copy of the executed construction contract covering such Premises Alterations. Landlord’s approval, if given, shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency or compliance with any Legal Requirements. In the event Landlord manages the construction of any Premises Alterations, Tenant shall pay to Landlord, upon demand, a fee to reasonably compensate Landlord for the cost of review and monitoring the construction of such Premises Alterations equal to five percent (5%) of the costs of the Premises Alterations. In the event Tenant manages the construction of any Premises Alterations, Tenant shall pay to Landlord, upon demand, a fee to reasonably compensate Landlord for the cost of reviewing the plans and evaluating the feasibility of the proposed Premises Alterations equal to one and one-half percent (1.5%) of the costs of the Premises Alterations. Upon completion, Tenant shall deliver to Landlord a copy of the “as-built” plans and specifications for all Premises Alterations on a compact disk in AutoCAD or compatible format.

(b) Landlord’s interest in the Premises shall not be subject to liens for improvements made by Tenant, and Tenant shall have no power, right, or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion, or other estate of Landlord in the Premises, the Building, the Land, the Project, and any other property of Landlord as a result of improvements made by

Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics, laborers, and other persons contracting with Tenant with respect to the Premises or any part thereof (“Potential Lienors”) are hereby charged with notice that such liens are expressly prohibited and that such Potential Lienors must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Term. Tenant covenants to promptly notify all Potential Lienors of this provision exculpating Landlord and the Premises, the Building, the Land, the Project, and any other property of Landlord from liability for such liens. Tenant shall also advise all Potential Lienors of the provisions of this subsection (b).

(c) All Leasehold Improvements (hereinafter defined), including without limitation, all Premises Alterations are the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease, whether by lapse of time or otherwise; provided, however, that Tenant shall remove all Trade Fixtures (as hereinafter defined) and any Premises Alterations as designated in writing by Landlord to be removed at the time that Landlord approves the Premises Alterations. Tenant shall repair and restore any damage to the Premises caused by the removal of any items pursuant to this Section 5.2(c).

(d) As used in this Lease, the term “Leasehold Improvements” means any and all improvements and tenant finish existing in the Premises as of the Commencement Date, including the Tenant Work, as defined and described in EXHIBIT D, as well as any and all Premises Alterations added by Tenant after the Commencement Date, but excluding Trade Fixtures. As used in this Lease, the term “Trade Fixtures” means any fixtures, telephone, voice and data equipment and cabling, computer systems, furniture, furniture systems or equipment used or installed by or at the request of Tenant which are not permanently affixed to the Premises and the removal of which would not adversely affect the structure of the Building or any of its systems, including HVAC, electrical, life safety or plumbing.

(e) Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any Premises Alterations or Leasehold Improvements installed by Tenant or its contractors, including but not limited to any mechanics’ or materialmen’s liens asserted in connection therewith. Should any mechanics’ or other liens be filed against any portion of the Building and/or the Land or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said ten (10) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens. Tenant’s indemnification of Landlord under this paragraph shall survive the expiration or termination of this Lease.

5.3 ALTERATIONS TO THE BUILDING. Notwithstanding anything herein to the contrary, Landlord hereby expressly reserves the right in its sole discretion to (a) temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, skywalks, tunnels, doorways or walkways leading to or providing access to the Building or any part thereof or otherwise restrict the use of same provided such activities do not unreasonably impair Tenant’s access to the Premises, and (b) improve, remodel, expand or otherwise alter any of the Building, and it is agreed that Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof and such activities shall not be deemed to be a breach of any of Landlord’s obligations hereunder as long as such actions do not unreasonably impair Tenant’s access to or use of the Premises. Landlord agrees to exercise good faith in notifying Tenant within a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section 5.3, and shall only take such actions under this Section 5.3 as are consistent with landlords of Comparable Buildings. Any diminution or obstruction of light, air or view by any structure which is not or may hereafter be constructed on lands adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to any construction work in or around the Building shall in no way affect this Lease or impose any liability on Landlord. In making such alterations and modifications or taking such other actions, Landlord shall use commercially reasonable efforts to minimize interference with and disruption of Tenant’s use of the Premises, the Building, or the Project as permitted under this Lease.

5.4 KEYS AND LOCKS. Landlord shall furnish Tenant with up to 228 access cards for the Building which can be programmed to be compatible with the Building corridor doors entering the Premises. Additional keys and substitute access cards will be furnished by Landlord upon an order signed by Tenant and payment by Tenant of Landlord’s actual costs therefor. All such keys and access cards shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord’s permission, and Tenant shall not make or permit to be made any duplicate keys or access cards, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and access cards, including any keys to any locks on doors entering or within the Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises. If either (i) Tenant loses any master key to the Premises or (ii) an unauthorized duplicate of the master key to the Premises is found to have been made by Tenant, all doors in the Premises shall be re-keyed, at Tenant’s sole cost and expense. Tenant shall not permit any unauthorized use of the access cards. If Tenant loses any access card, all costs and expenses incurred by Landlord to adjust the Building access system or the access system for the covered portion of the Parking Facilities due to such loss shall be paid by Tenant. Notwithstanding the above, at the time any master suite key is lost or misplaced, Tenant may elect to not re-key its Premises; provided, however, such election to not re-key shall mean that Tenant automatically waives and releases Landlord, its agents, employees and property managers from all claims and expenses of any kind or nature known or unknown arising directly or indirectly in whole or in part from such loss of the master key and agrees to indemnify and hold all such parties harmless from all such claims and expenses including reasonable attorneys fees and costs. At the time any master suite key is lost or misplaced, should Tenant elect to re-key its Premises, said shall be completed at Landlord’s sole cost and expense.

5.5 GRAPHICS, BUILDING DIRECTORY AND NAME.

(a) No signs, numerals, letters or other graphics shall be used or permitted on the exterior of the Premises, or which may be visible from outside the Premises, (except from the common corridor), unless approved in advance and in writing by Landlord. All costs of installing, using, maintaining and removing any approved signage shall be at Tenant’s sole cost. Tenant agrees to keep and maintain all signage in good condition and repair during the Term of the Lease. Tenant shall be granted Building standard suite signage at the entrance to the Premises that will include Tenant’s name and standard logo, with the design, size and location of such signage to be subject to Landlord’s reasonable approval. Tenant shall also be granted the right to install Building standard monument signage on one panel on the Building monument sign that will include Tenant’s name and standard logo, with the design, size and location of such signage as depicted on the attached EXHIBIT L. All of the costs of such signage shall be paid out of the Allowance. Upon termination of this Lease, Tenant shall at Tenant’s sole cost, immediately remove its signage and repair any damage caused thereby. The rights under this Section 5.5(a) are personal to Tenant.

(b) Landlord shall input a listing of Tenant’s name on the Building’s directory board located in the main lobby of the Building.

(c) Tenant, at Tenant’s sole cost and expense, shall have the right to install backlit Tenant identification (eyebrow) signage above the first floor on the exterior of the Building that will include Tenant’s name and standard logo, with the design, size and location of such signage as depicted in the attached EXHIBIT L. Upon termination of this Lease or Tenant’s exercise of its rights set forth in 5.5(d) below, Tenant shall at Tenant’s sole cost, immediately remove its signage and repair any damage caused thereby. The rights under this Section 5.5(c) are personal to Tenant.

(d) In the event Tenant has expanded the Premises in any manner such that it leases the entirety of the second floor of the Building, Tenant, at Tenant’s sole cost and expense, shall have the right to replace the signage permitted under Section 5.5(c) above with backlit Tenant identification (parapet) signage on the upper Building façade that will include Tenant’s name and standard logo, with the design, size and location of such signage to be subject to Landlord’s reasonable approval. Upon termination of this Lease or the subletting by Tenant such that it no longer occupies more than seventy percent (70%) of the second floor of the Building, Tenant shall at Tenant’s sole cost, immediately remove its signage and repair any damage caused thereby. The rights under this Section 5.5(d) are personal to Tenant. Tenant’s rights under this Section 5.5(d) shall be null and void in the event at least two (2) other tenants in the building occupying full floors have exercised similar option with respect to the Building parapet signage prior to Tenant’s expansion and exercise of the signage rights granted under this Section 5.5(d).

ARTICLE VI

6.1 CONDEMNATION.

(a) In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a “Taking”) of (i) the entire Premises, (ii) so much of the Premises as to prevent or materially impair its use by Tenant during the Term, or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor (“Date of Taking”).

(b) In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the Term (a “Partial Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises.

(c) In the event of a Taking of a material portion of the Building (other than the Premises) such that, in Landlord’s reasonable opinion, the Building’s continued operation is not practically or economically feasible, Landlord may terminate this Lease by giving notice to Tenant within ninety (90) days after the date notice of such Taking is received by Landlord.

(d) If this Lease is terminated pursuant to this Section 6.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

(e) If this Lease is not terminated as provided for in this Section 6.1, Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to substantially the same condition that existed immediately prior to the Date of Taking, wear and tear only excepted (and Landlord shall have no obligation to repair or restore Tenant’s improvements to the Premises or Tenant’s property), except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage.

(f) Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding the above, Tenant may pursue a separate claim against the condemning authority for the value of Tenant’s moving expenses, business dislocation damages, Tenant’s property and Trade Fixtures and any other award that would not reduce the award payable to Landlord.

6.2 DAMAGES FROM CERTAIN CAUSES. Landlord shall not be liable or responsible to Tenant for (i) any loss or damage to any property or person occasioned by any cause beyond Landlord’s control (“Force Majeure”), including without limitation, theft, fire, act of God, public enemy, terrorist act, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority (including any failure by any such governmental body or authority to issue any permits necessary for alterations to and/or occupancy of the Premises and/or Building), or (ii) any damage or inconvenience which may arise through repair or alteration of any part of the Building made necessary by virtue of any such Force Majeure event. The terms and provisions of this Section 6.2 shall survive the expiration or termination of this Lease.

6.3 CASUALTY.

(a) If at any time during the Term, including any extension or renewal thereof, the Building is damaged by fire or other casualty, then, unless this Lease is terminated by Landlord as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with reasonable diligence, the reconstruction, restoration and repair of the Building and the Premises to a condition substantially equivalent to that existing immediately prior to the casualty. If the damage renders the Premises inaccessible or untenantable in whole or in part, the Rent provided for herein shall abate thereafter as to the portion of the Premises so affected until such time as same is accessible and restored to a tenantable condition, as reasonably determined by Landlord.

(b) If (i) the Building is damaged to an extent that Landlord’s good faith estimate of the cost of reconstruction, restoration and repair thereof exceeds sixty percent (60%) of the replacement cost of the Building, (ii) the reconstruction, restoration and repair of the Premises or the Building cannot with reasonable diligence be completed within two hundred seventy (270) days after the casualty, or (iii) the casualty occurs during the last eighteen (18) calendar months of the Term, then in any such event

Landlord and Tenant shall have the right, exercisable by written notice given to the other party at any time within thirty (30) days after the occurrence of the casualty, to elect not to reconstruct, restore or repair the Premises, and in such event this Lease shall be terminated in all respects effective as of the date of the casualty, all Rent shall be prorated to the date of the casualty, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein).

(c) Notwithstanding anything contained in this Section 6.3, in no event shall Landlord be required to expend more to reconstruct, restore and repair the Building than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord.

ARTICLE VII

7.1 PROPERTY INSURANCE.

(a) Landlord shall maintain “special form” property insurance determined on a replacement cost basis on the Building and on all Leasehold Improvements. Landlord also may, but shall not be obligated to, maintain such other additional insurance as is customary for a landlord to maintain or as may be required by Landlord’s lender, including, but not limited to rental abatement insurance and personal property insurance. Said insurance shall be maintained with an insurance company authorized to do business in the state in which the Building is located, in amounts desired by Landlord and at the expense of Landlord (but with the same to be included in Operating Expenses) and payments for losses thereunder shall be made solely to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations within or contents of the Premises or because the Leasehold Improvements to the Premises exceed the amount of the Allowance (as defined in EXHIBIT D), Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of the Building to give effect to this sentence).

(b) Tenant shall maintain at its expense “special form” property insurance (formerly known as “All-Risk Coverage”) with vandalism, malicious mischief and sprinkler leakage endorsements on all of its personal property, including Trade Fixtures, located in the Premises. Such coverage shall be for an amount not less than the full replacement cost of such insured items. All such insurance required to be maintained by Tenant shall provide that the policy shall not be cancelable, nor shall the coverage thereunder be reduced, without at least thirty (30) days’ advance written notice to Landlord. Tenant shall deliver copies of such policies, or certificates of insurance in a form satisfactory to Landlord, within ten (10) days after any request therefor.

7.2 LIABILITY INSURANCE.

(a) Landlord shall maintain commercial general liability insurance in an amount not less than $5,000,000 per occurrence and in the aggregate insuring the Building against risks and hazards as are customarily insured against, in Landlord’s reasonable judgment, by others similarly situated and operating like properties. Without limitation of the foregoing, Landlord shall maintain in force such additional or alternative insurance as may be required by an Interest Holder or as Landlord may reasonably determine is appropriate and consistent with the owners of Comparable Buildings. The premiums and deductible amounts on the insurance policies referred to in this section will be part of Operating Expenses.

(b) Tenant shall, at its sole expense, maintain a policy or policies of commercial general liability insurance with applicable limits of not less than $3,000,000 combined single limit for death, bodily injury and property damage per occurrence, subject to a general aggregate of $5,000,000, which coverages may be effected by primary or excess coverage. Tenant’s commercial general liability insurance shall include coverage for contractual liability assumed under this Lease, shall name Landlord, Landlord’s mortgagees, ground lessees, Landlord’s property manager and other persons with an insurable interest as may be designated by Landlord as additional insureds. Tenant shall carry such greater limits of coverage as Landlord may reasonably request from time to time. The commercial general liability insurance policies to be maintained by Tenant shall have a deductible amount or self-insured retention not greater than $25,000.00.

7.3 OTHER INSURANCE. Tenant shall maintain business auto policy insurance, for any owned, non-owned or hired autos, including contractual liability coverage, with an applicable limit of not less than $1,000,000 per accident, naming Landlord, Landlord’s mortgagee and all ground lessees, Landlord’s property manager and such other persons with an insurable interest as may be designated by Landlord as additional insureds, with a deductible amount of not greater than $25,000.00. Tenant shall also maintain workers’ compensation insurance in the amount provided by statute and employer’s liability insurance with limits of not less than $1,000,000 per accident, with an endorsement providing a waiver of subrogation in favor of Landlord, Landlord’s mortgagees and property manager, and any other persons reasonably designated by Landlord.

7.4 GENERAL INSURANCE REQUIREMENTS. All policies shall be written as primary policies and not contributing with or in excess of any coverage maintained by Landlord. Whenever Tenant is required to insure against any risk under this Lease, said insurance shall be with an insurance company qualified to do business in the jurisdiction in which the Building is located and maintaining a rating of A- or better and a financial size class of VIII or higher with A.M. Best’s Insurance Rating Service. All insurance required to be maintained by Tenant under this Lease shall provide that it shall not be cancelable, nor shall the coverage thereunder be reduced, without at least thirty (30) days’ advance written notice to Landlord. Tenant shall deliver copies of such policies, or evidence of insurance (ACORD-27 or equivalent) in a form satisfactory to Landlord, as directed by Landlord, prior to Tenant’s taking occupancy of the Premises (or performing any work within the Premises, if earlier), within ten (10) days after any request therefor and no later than ten (10) days prior to the expiration or sooner termination of such policies.

7.5 HOLD HARMLESS; INDEMNITY.

(a) To the maximum extent permitted by law, Landlord’s Indemnitees (defined below) shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or injury or damage to person or property sustained by Tenant, or any person claiming by, through or under Tenant, resulting from any accident or occurrence in, on, or about the Building, including claims for loss, theft, injury or damage resulting from: (i) any equipment or appurtenances being or becoming out of repair; (ii) wind or weather; (iii) any defect in or failure to operate any sprinkler, HVAC equipment, wiring, fiber optic or other cabling, gas, water or steam pipe, stair, railing or walk; (iv) interference, interruption, failure or other fault with respect to any utilities or communications, (v) broken glass; (vi) the backing up of any sewer pipe or downspout; (vii) the escape of gas, steam or water; (viii) water, snow or ice being upon or about the Building or coming into the Premises; (ix) the falling of any fixture, plaster, tile, stucco or other material; (x) any act, omission or negligence of other tenants, licensees or any other Persons including occupants of the Building, occupants of adjoining or contiguous buildings, owners of adjacent or contiguous property, or the public; or (xi) any repairs, maintenance, alteration or improvement in or to any portion of the Project or the Building, including the Premises, UNLESS

LANDLORD IS GROSSLY NEGLIGENT IN PERFORMING SUCH REPAIRS, MAINTENANCE, ALTERATIONS OR IMPROVEMENTS. TENANT ACKNOWLEDGES AND AGREES THAT PURSUANT TO THIS SECTION 7.5(a), TENANT WAIVES CLAIMS AGAINST LANDLORD INDEMNITEES EVEN IF LANDLORD INDEMNITEES ARE NEGLIGENT WHEN SUCH NEGLIGENCE IS OTHER THAN GROSS NEGLIGENCE.

(b) EXCEPT TO THE EXTENT CAUSED BY LANDLORD’S INDEMNITEES, AS HEREINAFTER DEFINED, TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD AND ITS LESSORS, SHAREHOLDERS, MEMBERS, TRUSTEES, AGENTS, EMPLOYEES, PROPERTY MANAGER AND MORTGAGEE(S) (COLLECTIVELY, “LANDLORD’S INDEMNITEES”) HARMLESS FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, DAMAGES, JUDGMENTS, PENALTIES, CLAIMS, COSTS, CHARGES AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES (A “LOSS”), WHICH MAY BE IMPOSED UPON, INCURRED BY, OR ASSERTED AGAINST ANY OF LANDLORD’S INDEMNITEES AND ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN CONNECTION WITH (I) TENANT’S BREACH OF ITS OBLIGATIONS UNDER THIS LEASE, (II) THE ACTS OR NEGLIGENCE OF TENANT, ITS AGENTS, CONTRACTORS, AND EMPLOYEES, (III) THE USE OR OCCUPANCY OF THE PREMISES, THE LEASEHOLD IMPROVEMENTS OR THE BUILDING BY TENANT, ITS AGENTS, EMPLOYEES, AND CONTRACTORS, (IV) THE USE OR OCCUPANCY OF THE PREMISES OR THE LEASEHOLD IMPROVEMENTS BY TENANT’S INVITEES WHILE WITHIN THE PREMISES OR LEASEHOLD IMPROVEMENTS, AND (V) ANY VIOLATIONS OF LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION, THE PROVISIONS OF THE AMERICANS WITH DISABILITIES ACT, If any action or proceeding is brought against any of Landlord’s Indemnitees by reason of any of the foregoing, Tenant shall reimburse Landlord for the reasonable cost of defending such action or proceeding or, upon Landlord’s request and at Tenant’s sole cost and expense, defend such action and proceeding by counsel reasonably approved by Landlord. If Landlord elects to defend itself at Tenant’s cost as provided in the previous sentence, Tenant shall have the right to approve any settlement or compromise which would cause Tenant to incur any liability, such approval not to be unreasonably withheld or delayed. The indemnity set forth in this Section 7.5(b) shall survive the termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease.

7.6 WAIVER OF CLAIMS AND RECOVERY RIGHTS. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successors, legal representatives, assigns and insurers, hereby (i) waives any and all rights of recovery, claims, actions or causes of action against the other and their respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees for any property loss or damage that may occur to the Premises or other portion of the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies referred to in this Article VII, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO OR ITS RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, SHAREHOLDERS, AGENTS, SERVANTS, EMPLOYEES, GUESTS, LICENSEES OR INVITEES, and (ii) covenants that no insurer under any property insurance maintained by Landlord or Tenant shall hold any right of subrogation against such other party. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then Landlord and Tenant each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.

ARTICLE VIII

8.1 LIEN FOR RENT. Intentionally Deleted.

8.2 DEFAULT BY TENANT. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:

(a) if Tenant fails to pay Base Rent or Estimated Additional Rent as and when due and fails to cure same within five (5) days after receipt of a notice of non-payment from Landlord (but Tenant shall not be entitled to more than one (1) notice during any twelve month period with respect to the timely payments of Rent);

(b) Tenant shall fail to execute and acknowledge or otherwise respond in good faith and in writing within five (5) days after written notice from Landlord and the second submission to Tenant which would be made ten (10) or more business days following the initial submission of a request for confirmation of the subordination of this Lease pursuant to Section 11.1(a), confirmation of the subordination of a mortgage or deed of trust lien to this Lease pursuant to Section 11.1(b) or an estoppel certificate pursuant to Section 11.2;

(c) Tenant shall fail in the performance of any of the other covenants or conditions not included in subparagraphs (a) and (b) of this Section 8.2 which Tenant is required to observe and to perform under this Lease, inclusive of the exhibits hereto and such failure shall continue for thirty (30) days after written notice to Tenant, unless such failure (i) materially and adversely affects the Building or the operation thereof or other tenants, or (ii) violates Legal Requirements, and in either such event, Tenant fails to cure the same within ten (10) business days of receipt of written notice or in the event of an issue requiring more than ten (10) business days to cure, Tenant fails to commence to cure said item within ten (10) business days of receipt of said notice and actually cures within sixty (60) days receipt of written notice;

(d) The interest of Tenant under this Lease shall be levied on under execution or other legal process; any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations, or to reorganize or modify Tenant’s capital structure; Tenant is declared insolvent according to law; any assignment of Tenant’s property shall be made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property and such levy, execution, legal process, petition, declaration, assignment or appointment is not removed or vacated within thirty (30) days from the date of its creation, service or filing; or

(e) Tenant shall vacate or abandon the Premises (in whole or in part) for a period of thirty (30) or more continuous days at any time during the Term , unless Tenant complies with all other terms of the Lease, including the payment of Rent and the maintenance of insurance.

8.3 REMEDIES. Upon the occurrence of any Event of Default, at Landlord’s option, Landlord may (without further notice or grace) exercise any one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:

(a) Terminate this Lease and immediately repossess the Premises by forcible entry and detainer suit or otherwise, and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, (iii) the balance of the Rent for the remainder of the Term up to and including the Early Termination Date plus the Termination Fee (if the Event of Default occurs prior to the completion of Month seventy two (72) of the Term), less the fair market rental value of the Premises for said period, taking into account the period of time during which the Premises is likely to remain vacant until a new tenant commences payment of rental and the reasonably anticipated out-of-pocket expenses to be incurred by Landlord to relet the Premises (such as the cost of preparation of the Premises, leasing commissions and reasonable legal fees associated with occupancy by a new tenant), and (iv) any other sum of money and damages owed by Tenant to Landlord under the terms of this Lease. The provisions of this paragraph shall survive the expiration or termination of this Lease. For the purpose of calculating Landlord’s damages under clause (iii) of this paragraph, Tenant covenants and agrees that:

(i) it shall be assumed that the Additional Rent for the calendar year in which this Lease is terminated would be equal to the Additional Rent for the last full calendar year prior to termination, increased at a rate equal to the average rate of increase (if any) of Operating Expenses for the three (3) full calendar years preceding the calendar year of termination (the “Escalation Rate”), and that the Additional Rent for each year thereafter for the remainder of the Term would be equal to the Additional Rent for the preceding calendar year (calculated in the same manner as for the year of termination), increased at the Escalation Rate; and

(ii) Landlord may rely upon the average of the determinations of the fair market rental value of the Premises for the remainder of the Term made independently and in writing by three (3) reputable real estate brokers each with different brokerage firms active in the leasing of office space comparable to the Premises in Williamson County, Texas office market and selected by Landlord in good faith, and Tenant shall have no right to dispute the value so calculated.

(b) Terminate Tenant’s right of possession (but not this Lease) and immediately repossess the Premises by forcible entry and detainer suit or otherwise, in accordance with applicable law, without thereby releasing Tenant from any liability hereunder and without terminating this Lease, and shall be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, and (iii) any other sum of money and damages then owed by Tenant to Landlord under the terms of this Lease. In addition, Tenant shall remain liable for the payment of all Rent as same becomes due under the terms of this Lease. After regaining possession of the Premises under this Section 8.3(b), Landlord shall use commercially reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole, good faith judgment deems acceptable, and if the Premises are so relet, Tenant shall receive credit against the sums otherwise payable to Landlord hereunder only for the amount of the Net Reletting Income (as hereinafter defined). For the purpose of such reletting Landlord shall be authorized but not obligated to decorate or to make any repairs, changes, alterations or additions in or to Premises as may be reasonably necessary or desirable. Landlord reserves the right, however (x) to lease any other space available in the Building prior to offering the Premises for lease, (y) to refuse to lease the Premises to any potential tenant that does not meet Landlord’s standards and criteria for leasing other comparable space in the Building (including, without limitation, rental rates), and (z) to reconfigure the Premises and lease only portions thereof or lease all or part of the Premises in combination with other space. Any payments due Landlord under this Section 8.3(b) shall be made upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 8.3(b) from time to time. No delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease as a result of the breach of this Lease that gave rise to such reletting. As used above, the term “Net Reletting Income” means the amount of all rentals actually received by Landlord in respect of a reletting of the Premises during the Term, less all of the costs and expenses incurred by Landlord in connection with such reletting, including, without limitation, leasing commissions, demolition of existing improvements and installation of new improvements and/or the allowances provided therefor, and legal fees amortized without interest over the term of the new lease entered into by Landlord.

(c) To the extent permitted by applicable law, enter upon the Premises by use of a master key, a duplicate key or other peaceable means, and alter the door locks on all entry doors of the Premises, thereby excluding Tenant and its officers, principals, agents, employees, contractors, representatives and invitees. If Landlord elects to so exclude Tenant from the Premises without terminating this Lease or Tenant’s right to possession of the Premises pursuant to the provisions of this Lease, then Landlord shall be obligated to provide Tenant a key to re-enter the Premises only upon payment in full of all delinquent Rent and other amounts due under this Lease and the curing of all other defaults, if any. If this Lease or Tenant’s right of possession of the Premises is terminated, Landlord shall have no obligation to provide Tenant any notice or a key to re-enter the Premises, but Landlord will, during Landlord’s regular business hours, at Landlord’s convenience and upon written request by Tenant, escort Tenant or its authorized personnel to the Premises to retrieve personal belongings of Tenant’s employees and any property of Tenant. TENANT ACKNOWLEDGES THAT THE PROVISIONS OF THIS SUBPARAGRAPH OF THIS LEASE SUPERSEDE THE LOCKOUT PROVISIONS OF THE TEXAS PROPERTY CODE AND TENANT FURTHER WARRANTS AND REPRESENTS THAT IT HEREBY KNOWINGLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(d) If Landlord terminates this Lease or Tenant’s right to possession (without terminating the Lease), Landlord shall use objectively reasonable efforts to mitigate Landlord’s damages by re-letting the Premises following Tenant’s vacancy thereof, but in doing so, Tenant agrees that Landlord shall not be required to (i) give preference to re-letting the Premises prior to leasing other space that Landlord has available, i.e., any prospective tenant’s space requirements will dictate Landlord’s leasing activities, (ii) expend any sums to so re-let or (iii) re-let at rental rates less than rental rates then being offered to new tenants of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect any rentals due in respect of such reletting. In any proceedings to enforce this Lease, Landlord shall be presumed to have used commercially reasonable efforts to relet the Premises or otherwise mitigate Landlord’s damages, and Tenant shall bear the burden of proof to establish otherwise. Unless contrary to Applicable Law, Landlord will have satisfied the duty to mitigate and will have used objectively reasonable efforts to relet the Premises if Landlord does the following within sixty (60) days after the occurrence of the Event of Default: (1) place the Premises on Landlord’s inventory of available space; (2) make Landlord’s inventory available to area brokers; and (3) show the Premises to prospective tenants who request to see it.

(e) In the event of a termination of this Lease as a result of an Event of Default, Tenant hereby waives all right to recover or regain possession of the Premises, to save forfeiture by payment of Rent due or by other performance of the conditions, terms or provisions hereof, and without limitation of or by the foregoing, Tenant waives all rights to reinstate or redeem this Lease notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect and Tenant waives all right to any second or further trial in summary proceedings, ejectment, forcible entry and detainer, forcible detainer or in any other action provided by any statute or decision now or hereafter in force or effect. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice that is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including, without limitation, the demands and notices specified in the Texas Property Code.

(f) Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all Rent and other charges and amounts payable by Tenant are commercially reasonable and valid, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, OF A TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

8.4 LANDLORD’S RIGHT TO CURE DEFAULTS. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than monthly installments of Base Rent and Estimated Additional Rent, required to be paid by it hereunder or shall fail to cure any default within any applicable cure, grace or notice period contained herein, then Landlord may, but shall in no event be obligated to, make any such payment or perform any such act on Tenant’s account, and such cure by Landlord shall not be deemed a waiver by Landlord of any of its other remedies or a release of Tenant from any obligations hereunder. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed Rent and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent hereunder.

8.5 NON-WAIVER. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others. No payment by Tenant or receipt by Landlord of a lesser amount than a full installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due, nor shall any endorsement or statement on any check or payment or any documentation accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease, at law, or in equity.

8.6 HOLDING OVER. If Tenant continues in occupancy of the Premises after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as Rent for the holdover period One Hundred Fifty Percent (150%) of the Base Rent and Estimated Additional Rent (pro rated on a daily basis) payable immediately prior to the expiration or termination. No holding over by Tenant after the Term without the written consent of Landlord shall be construed to extend the term hereof. Any holding over without the prior written consent of Landlord shall constitute such holdover a tenancy at sufferance relationship between Landlord and Tenant unless Landlord has specifically stated in writing in such consent that a tenancy at will is intended. The provisions of this paragraph shall survive the expiration or termination of this Lease.

8.7 DEFAULT BY LANDLORD. Notwithstanding anything to the contrary set forth in this Lease, Landlord will not be in default in the performance of any obligation that Landlord undertakes under the terms of this Lease unless Landlord fails to perform the obligation within thirty (30) days after the receipt of Notice from Tenant specifying in detail Landlord’s failure to perform; if, however, the nature of Landlord’s obligation is such that it cannot be rectified through the payment of money or the exercise of reasonable diligence within that 30-day period, a default on Landlord’s part will not arise so long as Landlord commences to rectify its failure within that initial 30-day period and subsequently pursues the rectification of its failure with diligence and continuity. Furthermore, Tenant will have no rights as a result of the failure by Landlord to perform any obligation that Landlord undertakes under the terms of this Lease, unless that failure continues for an additional period of thirty (30) days from and after the later to occur of: (i) the expiration of Landlord’s cure period and (ii) the date on which Tenant gives Notice specifying the obligation Landlord has failed to perform to each Interest Holder whom Landlord has designated by giving Tenant Notice. Each Interest Holder entitled to receive that notice will have the right to rectify Landlord’s failure to perform, and Landlord’s failure to perform will not constitute a default so long as the Interest Holder rectifies Landlord’s failure to perform within such additional thirty (30) day period. A default on Landlord’s part will not arise so long as an Interest Holder commences to rectify Landlord’s failure to perform within that 30-day period and subsequently pursues the rectification of such failure with diligence and continuity. If any default by Landlord is not cured by Landlord or the Interest Holder within the grace periods established above in this Section 8.7, Tenant may perform on behalf of Landlord the obligation with respect to which Landlord is delinquent. Any sums expended by Tenant in doing so, and all reasonably necessary and actual incidental costs and expenses incurred in connection therewith, shall be payable by Landlord to Tenant within thirty (30) days following demand therefor by Tenant; provided, however, that Tenant shall not be entitled to any deduction or setoff against any rent otherwise payable to Landlord under this Lease.

ARTICLE IX

9.1 ASSIGNMENT OR SUBLEASE BY TENANT.

(a) Except as provided for herein, Tenant shall not assign this Lease, sublet all or any part of the Premises or allow the Premises to be used or occupied by others (any such event being referred to herein as a (“Transfer”), or mortgage or otherwise encumber its leasehold estate under this Lease or its property within the Premises, without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned subject to Section 9.1 (c) below.

(b) In the event Tenant desires to sublease thirty percent (30%) or more of Tenant’s Premises, Tenant shall give Landlord advance written notice of Tenant’s desire to put a that certain portion of Tenant’s Premises on the market for sublease (the “Sublease Notice”). The Sublease Notice should provide a detailed floor plan showing the portion of Tenant’s Premises Tenant desires to market for sublease. Landlord shall then have a period of twenty (20) days following receipt of the Sublease Notice within which to notify Tenant in writing that Landlord elects to either (i) to terminate this Lease as to the space so affected, in which event Tenant shall be relieved of all obligations hereunder as to such space arising from and after such date (with this option being available to Landlord only in the event the Transfer in the aggregate covers more than 30% of the Rentable Area of the Premises for the then remainder of the Term), or (ii) pass Landlord’s option to terminate, in which case Tenant shall be free to put the space on the market for sublease (with Landlord still having rights to consent to the proposed subtenant as provided herein). In the event that Landlord elects option (i) above, Tenant’s lease shall terminate one-hundred and twenty (120) days following Landlord’s election of (i).

Provided that Landlord elects option (ii) above, or Tenant desires to sublease less than thirty percent (30%) of Tenant’s Premises, Tenant shall give Landlord at least twenty (20) days’ advance written notice of any proposed Transfer, stating the anticipated terms thereof and all relevant information on the proposed transferee requested by Landlord. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects to either (i) to terminate this Lease as to the space so affected, in which event Tenant shall be relieved of all obligations hereunder as to such space arising from and after such date (with this option being available to Landlord only in the event the Transfer in the aggregate covers more than 30% of the Rentable Area of the Premises for the then remainder of the Term), (ii) consent to the proposed Transfer, or (iii) refuse consent on reasonable grounds as set forth Section 9.1 (c) below.

(c) Landlord shall not unreasonably withhold its consent to a proposed Transfer provided all of the following conditions have been met: (i) an Event of Default shall not have occurred and be continuing, (ii) the nature and character of the proposed transferee, its creditworthiness, business and activities or its intended use of the Premises are consistent with the standards of the Building in Landlord’s reasonable judgment, (iii) the proposed transferee (or any of its affiliates) is not then an occupant of any part of the Building or a party with whom Landlord is then negotiating to lease space within the Building as evidenced by a written proposal made by Landlord to the proposed transferee (or from the proposed transferee to Landlord) within the six (6) month period prior to Tenant’s request for consent for the proposed Transfer, (iv) the proposed occupancy would not impose an extra burden upon the Building systems or Landlord’s ability to provide services to the other tenants of the Buildings, (v) the granting of such consent would not constitute a default under any other agreement to which Landlord is a party or by which Landlord is bound, including, without limitation, any exclusives previously granted to other tenants of the Project and any restrictions on leasing contained in any other leases of space in the Building, (vi) the proposed transferee is not a governmental agency or an entity with diplomatic immunity, or (vii) the requested assignment or sublease does not modify the Lease or the rights, obligations, or liabilities of either Landlord or Tenant under this Lease. Tenant acknowledges that the foregoing conditions are a reasonable basis for Landlord to withhold its consent to a Transfer and that if all of the foregoing conditions are not satisfied, Landlord may withhold its consent to a proposed Transfer in Landlord’s sole and absolute discretion.

(d) If Landlord consents to a Transfer, Tenant agrees that fifty percent (50%) of all Rent amounts and other consideration payable to Tenant in respect of the Transfer in excess of the Rent for the Premises or the portion thereof subject to the Transfer shall be paid to Landlord as Additional Rent hereunder immediately upon Tenant’s receipt thereof after deduction for all reasonable brokerage commissions, tenant improvement allowances or other allowances and free rent provided,, other inducements, etc actually paid by Tenant in conjunction with such Transfer, or at Landlord’s option such payments can be made directly to Landlord by such sublessee or assignee. Tenant acknowledges and agrees that, notwithstanding Landlord’s consent to any Transfer, Tenant shall remain directly and primarily liable for the performance of all the obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent). The consent by Landlord to any Transfer shall not be deemed in any manner to be a consent to a use not permitted under Section 1.5(a). Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer. In furtherance of the foregoing, but not in limitation thereof, the acceptance by Landlord of the payment of Rent following any Transfer prohibited by this Article IX shall not be deemed to be a consent or approval by Landlord to any such Transfer, nor shall the same be deemed a waiver of any right or remedy of Landlord hereunder as a result thereof.

(e) Any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or transfer (whether by way of one or more sales or transfers) of the controlling or majority interest as of the date hereof in Tenant’s capital stock not considered a Permitted Transfer, as defined below, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section 9.1.

(f) Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no Event of Default shall have occurred and be continuing; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall be consistent with Tenant’s use; (6) prior to the effective date of the proposed Transfer, the transferee shall execute documents reasonably acceptable to Landlord to evidence such transferee’s assumption of the obligations and liabilities of Tenant under this Lease; and (7) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. Within ten (10) business days of Landlord’s request, Tenant shall deliver to Landlord such documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the Transfer is a Permitted Transfer and whether or not Tenant has complied with this Section. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

(g) Tenant agrees to pay Landlord’s reasonable attorneys’ fees and costs in connection with Landlord’s review and approval of any proposed subletting or assignment and an administrative fee of one thousand and no/100 dollars ($1,000.00).

9.2 ASSIGNMENT BY LANDLORD. Landlord shall have the right to transfer and assign its rights and obligations hereunder to any person or entity acquiring ownership of the Project, and in such event and upon such transfer (any such person or entity to have the benefit of, and be subject to, the provisions of Sections 10.1 and 10.2 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder.

ARTICLE X

10.1 QUIET ENJOYMENT. Subject to the terms and conditions of this Lease, Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises from those parties claiming possession or rights to the Premises by or through Landlord, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest hereunder. This covenant of quiet enjoyment is in lieu of any implied covenant of quiet enjoyment under Texas law.

10.2 LIMITATION OF LANDLORD’S PERSONAL LIABILITY. TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROJECT FOR THE RECOVERY OF ANY JUDGMENT AGAINST LANDLORD, IT BEING AGREED THAT LANDLORD, ITS MANAGERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES SHALL NEVER BE PERSONALLY LIABLE FOR ANY SUCH JUDGMENT, AND TENANT, FOR ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT, EXPRESSLY WAIVES AND RELEASES LANDLORD AND SUCH RELATED PERSONS AND ENTITIES FROM ANY AND ALL PERSONAL LIABILITY. IN NO EVENT SHALL LANDLORD BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES. TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

10.3 LIMITATION OF INTEREST HOLDER’S PERSONAL LIABILITY. If an Interest Holder (as hereinafter defined) shall succeed to the interest of Landlord, the Interest Holder shall have no personal liability as successor to Landlord, and Tenant shall look only to the estate and property of the Interest Holder in the Project or the proceeds thereof for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial procedure) requiring the payments of money in the event of any default by the Interest Holder as landlord under the Lease. In addition, the Interest Holder as holder of the Mortgage Document or as landlord under the Lease if it succeeds to that position, shall in no event (i) be liable to Tenant for any act or omission of any prior landlord, (ii) be subject to any offset or defense which Tenant might have against any prior landlord, (iii) be liable to Tenant for any liability or obligation of any prior landlord occurring prior to the date that the Interest Holder or any subsequent owner acquires title to the Project, or (iv) be liable to Tenant for any security or other deposits given to secure the performance of Tenant’s obligations under the Lease, except to the extent that the Interest Holder shall have acknowledged actual receipt of such security or other deposits in writing. No other property or assets of the Interest Holder shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and the tenant thereunder or Tenant’s use or occupancy of the Premises.

ARTICLE XI

11.1 SUBORDINATION.

(a) Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Project or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof, conditioned upon an Interest Holder entering a Non-Disturbance Agreement with Tenant in a form reasonably acceptable to Tenant. At Landlord’s written request, Tenant shall execute any appropriate certificate or instrument that Landlord may request within ten (10) business days after being requested by Landlord to do so. In the event of the enforcement by the ground lessor, the mortgagee, the trustee, the beneficiary or the secured party (any such party being herein referred to as “Interest Holder”) under any such ground lease, mortgage, deed of trust or security agreement (such documents being referred to herein as “Mortgage Documents”) of the remedies provided for by law or by such Mortgage Documents, Tenant, upon written request of the Interest Holder or any person or party succeeding to the interest of Landlord as a result of such enforcement, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease; provided, however, that such Interest Holder or successor in interest shall not be bound by (i) any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (ii) any amendment or modification of this Lease made without the written consent of such Interest Holder or such successor in interest. Upon request by such Interest Holder or successor in interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth. Notwithstanding the foregoing, Landlord shall secure from the current Interest Holder a non-disturbance agreement (a “Non-Disturbance Agreement”) on the standard form of the such Interest Holder with or for the benefit of Tenant within thirty (30) days following the Effective Date whereby the Interest Holder agrees not to disturb Tenant’s possession of the Premises provided an Event of Default shall not have occurred and be continuing.

(b) Notwithstanding anything to the contrary set forth in Section 11.1(a), above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant’s consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) business days after being requested to do so.

11.2 ESTOPPEL CERTIFICATE. Tenant agrees periodically to furnish within ten (10) business days after written request by Landlord a certificate signed by a Tenant certifying (a) that the lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent, Estimated Additional Rent and additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no Rent under this Lease has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease and (i) as to such other matters as may be requested by Landlord. Any such certificate may be relied upon by any existing or prospective Interest Holder or purchaser of the Building or the Land or any part thereof or interest of Landlord therein.

ARTICLE XII

12.1 RELOCATION. Intentionally Deleted.

12.2 NAME CHANGE. Landlord reserves and shall have the right at any time and from time to time to change the name of the Building as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof.

12.3 LEGAL FEES. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable legal fees.

12.4 RADON. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines may be present in buildings in Texas. Additional information regarding radon and radon testing may be obtained from Williamson County public health department or found in 25 Texas Administrative Code {289.203 and in rules and regulations promulgated thereunder.

12.5 USA PATRIOT ACT AND ANTI-TERRORISM LAWS.

(a) Tenant represents and warrants to, and covenants with, Landlord that (i) neither Tenant nor any of its owners or affiliates currently are, or shall be at any time during the Term, in violation of any Legal Requirements relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws.

(b) Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, its officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

(c) At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 12.5.

ARTICLE XIII

13.1 NOTICES. Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if sent to the addresses for Landlord and Tenant set forth below, by (a) United States mail, certified or registered, return receipt requested, or (b) nationally recognized overnight courier:

The address for notices to Landlord is:

13785 Research Blvd, LLC

Crimson Real Estate Fund, L.P.

1980 Post Oak Blvd., Suite 1600

Houston, Texas 77056

Attn: C. Dean Patrinely

with a copy to:

US Real Estate Limited Partnership

9830 Colonnade Boulevard, Suite 600

San Antonio, Texas 78230-2239

Attn: Portfolio Manager

Until Tenant occupies the Premises, after which time Tenant’s address for notices will be the Premises, the address for notices to Tenant is:

LDR Spine USA, Inc

4030 W. Braker Lane

Suite 360

Austin, TX 78759

Attn: Matt Marino

Any notice mailed by certified or registered mail, return receipt requested, shall be deemed to have been given on the fifth business day following the date of deposit of such item in a depository of the United States Postal Service. Any notice sent via nationally-recognized overnight courier shall be deemed to have been given on the first business day following the date of deposit of such item with said nationally-recognized overnight courier with instructions for delivery on the next business day. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each Interest Holder who notifies Tenant in writing of its interest and the address to which notices are to be sent.

13.2 MISCELLANEOUS.

(a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

(b) All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

(c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

(d) The terms and provisions of all Exhibits described herein and attached hereto are hereby made a part hereof for all purposes. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Lease.

(e) Tenant warrants and represents that (i) Tenant is a duly organized and existing legal entity in the State of Delaware, and is authorized to do business in and in good standing with the jurisdiction where the Building is located, (ii) Tenant has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its managers, members, board of directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Tenant is authorized to do so and (iv) upon request by Landlord, such person shall deliver to Landlord satisfactory evidence of his/her authority to so execute this Lease on behalf of Tenant.

(f) Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other business burdens. Time is of the essence in the payment and performance of Tenant’s obligations, and the exercise of its rights, under this Lease.

(g) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

(h) Neither this Lease nor any memorandum hereof shall be recorded in any public records without the prior written consent of Landlord.

(i) The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

(j) Landlord has agreed to pay to Crimson Services, LLC and AQUILA Commercial, LLC (“Landlord’s Broker”) and to Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”) real estate brokerage commissions as set forth in separate commission agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker, respectively. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.

(k) At any time during the term of this Lease that Tenant is not a “publicly traded company” (i.e., ownership interests are listed on a public securities exchange) or a subsidiary of a “publicly traded company” or a governmental entity and conditioned upon Landlord entering a non-disclosure agreement reasonably acceptable to Landlord and Tenant with respect to the content of the following described financial statement, then within one hundred twenty (120) days after the end of each fiscal year of Tenant, Tenant shall furnish to Landlord (and to each Interest Holder of which Tenant has notice) a financial statement, in form and substance satisfactory to Landlord (and each Interest Holder of which Tenant has notice), showing the complete results of Tenant’s operations for its immediately preceding fiscal year, certified as true and correct by a certified public accountant and prepared in accordance with generally accepted accounting principles applied on a consistent basis from year to year.

(l) Parking permits shall be provided to Tenant during the Term in accordance with the terms and conditions set forth in EXHIBIT I attached hereto and made a part hereof for all purposes.

(m) Tenant hereby acknowledges that Tenant has no options, rights of first refusal or rights of first offer to purchase the Premises, the Building or the Land, or any part thereof or any other part of the Project.

(n) Tenant shall have the option to renew the Term, the option to terminate this Lease and a right of first refusal in accordance with the terms and conditions set forth in EXHIBIT J attached hereto and made a part hereof for all purposes.

(o) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO

AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, ORDINANCE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE PURSUANT TO SECTION 8.3(a)) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 8.3(b) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.

(p) TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND TENANT SHALL CONTINUE TO PAY RENT HEREUNDER WITHOUT ABATEMENT, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, EXPRESS OR IMPLIED.

(q) The waiver by Landlord or Tenant of any breach of any provision contained in this Lease, which waiver shall only be effective if the same is in writing, or the failure of Landlord or Tenant to insist on strict performance by Tenant or Landlord, shall not be deemed to be a waiver of such provision as to any subsequent breach thereof or of any other provision contained in this Lease. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant regardless of Landlord’s knowledge of such breach or default at the time of acceptance of Rent.

(r) This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed entirely within the State of Texas. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Lease must bring such legal action or proceeding in the applicable court(s) of Williamson County, Texas having jurisdiction over the subject matter of such action or proceeding, and each party submits to the jurisdiction of such court(s).

(s) PURSUANT TO SECTION 17.42 OF THE TEXAS BUSINESS AND COMMERCE CODE, TENANT WAIVES ALL PROVISIONS OF SUBCHAPTER E OF CHAPTER 17 OF SUCH CODE (OTHER THAN SECTION 17.555) (THE “DTPA”) WITH RESPECT TO THIS LEASE. TO INDUCE LANDLORD TO ENTER INTO THIS LEASE, TENANT REPRESENTS AND WARRANTS: (A) IF TENANT IS REPRESENTED BY LEGAL COUNSEL, THEN SUCH LEGAL COUNSEL IS OF ITS OWN CHOICE AND DESIGNATION IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS LEASE; (B) IF TENANT IS REPRESENTED BY LEGAL COUNSEL, TENANT’S COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY LANDLORD OR AN AGENT OF LANDLORD; (C) TENANT IS LEASING THE PREMISES FOR BUSINESS OR COMMERCIAL PURPOSES, NOT FOR USE AS TENANT’S RESIDENCE; (D) TENANT HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS AND IT CAN EVALUATE THE MERITS AND RISKS OF THIS LEASE; (E) TENANT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LANDLORD WITH RESPECT TO THIS LEASE; (F) TENANT HAS A CHOICE OTHER THAN TO ENTER INTO THIS LEASE WITH THIS DTPA WAIVER PROVISION, IN THAT

IT CAN ENTER INTO A LEASE AGREEMENT WITH ANOTHER LANDLORD OR PAY MORE CONSIDERATION TO ENTER INTO THIS LEASE WITHOUT THIS DTPA WAIVER PROVISION; (G) TENANT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THIS DTPA WAIVER PROVISION AND CONSIDERS IT BINDING AND ENFORCEABLE; AND (H) TENANT ACKNOWLEDGES THAT LANDLORD WOULD NOT ENTER INTO THIS LEASE FOR THE SAME CONSIDERATION OR UPON THE SAME TERMS BUT FOR THE INCLUSION OF THIS DTPA WAIVER PROVISION IN THIS LEASE.

(t) This Lease may be executed in multiple counterparts, including by fax, electronic mail and other electronic means, each of which shall be deemed an original and all of which together shall constitute a single instrument.

(u) If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

(v) TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE. Landlord will exercise commercially reasonable business judgment in its decisions to protest taxes imposed against the Project consistent with the standards of landlords of Comparable Buildings in an effort to limit increases in such taxes to the extent reasonably possible.

(w) All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of Rent hereunder, and if such amount which would be excessive interest exceeds such Rent, then such additional amount shall be refunded to Tenant.

[The remainder of the page intentionally left blank. Signatures appear on the following page.]

IN TESTIMONY WHEREOF, the parties hereof have executed this Lease under seal as of the Effective Date.

LANDLORD:

13785 RESEARCH BLVD, LLC, a Texas limited liability company

By:		[SEAL]
Name:
Title:
Date:

TENANT:

LDR SPINE USA, INC., a Delaware corporation

By:		[SEAL]
Name:	Christophe Lavigne
Title: President and Chief Executive Officer
Date:

EXHIBIT A

DESCRIPTION OF LAND

Lot 2, Block “A”, Park at Aspen Lake, a subdivision in Williamson County, Texas, according to the map or plat thereof, recorded in Cabinet EE, Slides 249 – 251 of the Plat Records of Williamson County, Texas.

Exhibit A-1

EXHIBIT B

FLOOR PLANS OF THE PREMISES

Exhibit B-1

Exhibit B-2

EXHIBIT C

RENTABLE AREA

Rentable Area of the Premises is stipulated to be Twenty-two and Two Thousand Fifty-Nine Thousandths percent 22.2059% of 205,071, the aggregate Rentable Area of the Building, or 45,538 rentable square feet.

Exhibit C-1

EXHIBIT D

WORK LETTER

THIS WORK LETTER (“Work Letter”) is executed concurrently with, attached to and made a part of that certain Lease Agreement (“Lease”) dated August     , 2011 by and between 13785 RESEARCH BLVD, LLC, a Texas limited liability company (“Landlord”), and LDR SPINE USA, INC., a Delaware_corporation (“Tenant”). All capitalized terms used in this Work Letter which are defined in the Lease shall have the same respective meanings as given in the Lease. For the considerations set forth in the Lease and the mutual covenants hereinafter contained, Landlord and Tenant covenant and agree as follows:

Tenant will have the right to construct and install the leasehold improvements and tenant finish desired by Tenant in the Premises (collectively, the “Tenant’s Work”) in accordance with, and subject to the limitations and conditions set forth in, this EXHIBIT D.

1. SCOPE OF IMPROVEMENTS; RESPONSIBILITY FOR COSTS

1.1 Building Shell. Tenant acknowledges that the Building shell (“Building Shell”) has been constructed along with the Parking Facilities. Included within the Building Shell are certain standard improvements more particularly described on Schedule D-1 attached to this Work Letter (collectively the “Building Standard Improvements” and sometimes referred to individually as a “Building Standard” item). Notwithstanding the foregoing, Landlord shall, at its sole cost and expense, re-configure the elevator lobby on the second floor of the Building and construct a common –area corridor on the second floor of the Building, with finishes to be determined by Landlord. Tenant has approved the plans and specifications for such work. Tenant’s restoration obligations under the Lease shall include removal and repair of these items. Landlord agrees to reconfigure and identify the area immediately adjacent to such double doors for Tenant’s sole use to prevent traffic, parked cars or other blockage.

1.2 Cost and Delivery of Tenant’s Work. Subject to the provisions of this Work Letter, Landlord shall permit a general contractor selected by Tenant and approved in advance by Landlord (such contractor being referred to herein as the “Contractor”), to install Tenant’s Work within the Premises as required by Tenant and approved by Landlord. Tenant is taking the full risk that Tenant’s Work will be completed on or before December 1, 2011, and that it can occupy the Premises by that date. All costs and expenses of Tenant’s Work shall be paid by Tenant. Tenant shall have the right to competitively bid the construction of Tenant’s Work to several general contractors and to select the most qualified bidder to construct Tenant’s Work, subject to Landlord’s approval. Landlord hereby pre-approves the following general contractors to be the Contractor for the construction of Tenant’s Work: Burt-Watts Industries, Sabre Commercial, IE2, Trimbuilt, Harvey Cleary and Marcon Construction.

1.3 Tenant’s Work Standards. Landlord has developed Tenant’s Work Standards (“Tenant Work Standards”), as set forth on Schedule D-2 attached to this Work Letter, to describe the materials that shall be utilized in the construction required to complete the Tenant’s Work. Provided, however, Landlord in its sole discretion may approve substitutions of materials of equal or better quality.

Exhibit D-1

2. CONSTRUCTION PLANS FOR LEASED PREMISES

2.1 Preparation of Space Plan. Tenant shall cause its architect, currently STG Design (with Tenant reserving the right to substitute such architect at any time, subject to Landlord’s prior written consent) (“Tenant’s Architect”) and engineers, currently MEJ (with Tenant reserving the right to substitute such engineer at any time, subject to Landlord’s prior written consent) , in consultation with Landlord’s architect and engineer(s), to prepare space plans for the Premises sufficient to convey the architectural design of the Premises (“Space Plan”). Landlord has agreed to provide an allowance equal to eight cents ($0.08) per square foot of rentable area (the “Test Fit Allowance”) to offset the cost of an architectural preliminary test fit with one (1) revision. Landlord has executed an agreement with Tenant’s Architect to perform such service. Tenant shall not be required to reimburse Landlord for this expense, up to the Test Fit Allowance.

The Space Plan shall be approved and signed by Tenant and forwarded to Landlord for approval. If Landlord shall disapprove of any portion of the Space Plan, Landlord shall advise Tenant in writing of such disapproval and the reasons thereof. Tenant shall then submit to Landlord, for Landlord’s approval, a redesign of the Space Plan, incorporating those revisions required by Landlord. Except as set forth below, the Space Plan and any revisions to the Space Plan shall be paid for by Tenant.

2.2 Preparation of Working Drawings. Based on the approved Space Plan and to the extent necessary, Tenant shall cause Tenant’s Architect and engineer, in consultation with Landlord’s engineer(s) and consultant(s), to prepare complete architectural, electrical, mechanical, plumbing, life safety and structural drawings and specifications (including all finishes) and other Tenant’s Work desired by Tenant, including any internal or external communications or special utility facilities which will require conduit or other improvements within common areas (collectively, “Working Drawings”). Tenant shall use mechanical, plumbing and electrical engineers approved of by Landlord, which approval shall not be unreasonably withheld, to prepare the mechanical, plumbing and electrical Working Drawings for the Tenant’s Work. The costs and expenses associated with the Working Drawings shall be paid by Tenant.

2.3 Approval of Space Plan and Working Drawings. Landlord shall provide its comments to Tenant’s Space Plan and Working Drawings within five (5) business days of its receipt of them. Landlord’s approval of the Space Plan and Working Drawings shall not be unreasonably withheld, conditioned or delayed and, if Landlord has no comments, shall be provided within five (5) business days. Landlord’s failure to comment within five (5) business days shall be deemed approval of Tenant’s Space Plan and Working Drawings.

Landlord’s approval of the Working Drawings shall in no manner indicate that Landlord believes the Working Drawings are in compliance with all applicable Legal Requirements and it shall be Tenant’s obligation to obtain all such requisite approvals. Landlord shall be entitled to recover from Tenant all reasonable, actual, out-of-pocket costs associated with review by third parties of the Space Plan, Working Drawings or Tenant’s Work. Landlord shall notify Tenant of any such cost within ten (10) business days.

2.4 Requirements of Tenant’s Working Drawings. Tenant’s Working Drawings shall:

a. Be compatible with the Building Shell, and with the design, construction and equipment of the Building.

Exhibit D-2

b. Comply with all applicable Legal Requirements, including the ADA (as hereinafter defined).

c. Comply with all applicable insurance regulations for a fire resistant Class A building.

d. Include floor plans (not less than 1/8 inch scale) indicating:

i. Quantity and location and type of all partitions;

ii. Quantity and location and types of all doors indicating hardware and providing keying schedule;

iii. Quantity and location and type of glass partitions, windows and doors indicating framing if not Building Standard;

iv. Critical dimensions necessary for construction;

v. Quantity and location of all Building Standard electrical items—outlets, switches, telephone outlets and lighting;

vi. Quantity and location of all non-standard electrical items, including lighting and floor corings;

vii. Quantity and location and type of equipment that will require special electrical requirements, with manufacturer’s specifications for use and operation;

viii. Quantity, location, weight per square foot and description of any exceptionally heavy equipment;

ix. Requirements for special air conditioning or ventilation-exhaust fans or equipment loads;

x. Type and color of floor covering;

xi. Quantity, location, type and color of wall covering;

xii. Quantity and location and type of plumbing;

xiii. Quantity and location and type of appliances, kitchen equipment and millwork.

e. Include details (not less than 1/4 inch scale) showing:

i. All millwork with verified dimensions and dimensions of all equipment to be built-in;

ii. Tenant’s suite entrance(s) off of corridor;

Exhibit D-3

iii. Bracing or support of special walls, glass partitions or other features if desired. The Landlord’s structural engineer shall review and/or design necessary support or bracing that may be required at Tenant’s expense.

f. Conform to all applicable building codes.

g. Include locations of all improvements including complete dimensions.

h. Include any other information reasonably required by Landlord.

i. Include Tenant Work Standards without modification.

j. Include Building Standard Improvements without modification.

k. Include without modification Landlord’s Construction Guidelines attached hereto as Schedule D-3.

2.5 Building Permit Tenant or Tenant’s Contractors (hereinafter defined) shall be responsible for filing, monitoring and obtaining the required permits. Tenant’s Contractors shall not be permitted to commence construction until all required building permits for specific portions of Tenant’s Work have been issued.

2.6 Allowance. Landlord shall make available to Tenant an allowance of Two Million Forty-nine Thousand Two Hundred Ten and 0/100 Dollars ($2,049,210.00) (“Allowance”) to be used solely to reimburse Tenant for the cost of the Tenant’s Work. The Allowance shall be paid by Landlord to the Contractor, Tenant’s Architect, or Jones Lang LaSalle Brokerage Inc. (in connection with such firm’s construction supervision services provided to Tenant) , each as applicable, upon Landlord’s receipt of paid invoices and executed Waivers of Mechanics’ Lien (partial or full, as applicable) in accordance with Section 3.3 of this Work Letter. Within thirty (30) days after submission by the Contractor (or Tenant’s Architect or Jones Lang LaSalle Brokerage Inc., as applicable) of each such invoice and such executed partial Waivers of Mechanics’ Liens, Landlord shall reimburse the Contractor (or Tenant’s Architect or Jones Lang LaSalle Brokerage Inc., as applicable), for the expenses covered by the applicable invoice, subject to, at Landlord’s option, a ten percent retainage, up to the amount of the Allowance. If the Construction Related Expenditures exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but Landlord shall first exhaust the Allowance against the Construction Related Expenditures, with Tenant being responsible for amount of Construction Related Expenditures in excess of the Allowance. Landlord shall release the final disbursement of the Allowance and any retainage upon receipt of all of the following: (i) an all bills paid affidavit along with invoices and proof of payment for those invoices (i.e., cancelled checks or electronic payment advices); (ii) final lien releases in form satisfactory to Landlord from the general contractor, all subcontractors and any other parties that provided labor and/or materials in connection with the construction of the Tenant’s Work (Tenant acknowledging that blanket lien waivers from the general contractor will not be sufficient); (iii) certificates in form satisfactory to Landlord from Tenant’s general contractor and Tenant’s architect that all of the Tenant’s Work have been completed in a good and workmanlike manner, in accordance with the Space Plans and Working Drawings and in accordance with applicable laws; (iv) a certification from the Contractor that all sales taxes applicable to all Tenant’s Work have been paid, and that all labor and material for the Tenant’s Work have been furnished and are satisfactory to Tenant; (v) a certificate of occupancy for the Premises; and (vi) as-built plans of the Tenant’s Work. In no event shall Landlord be required to disburse the Allowance more than one time per month. In no event shall Landlord’s direct

Exhibit D-4

payments to the Contractor be deemed to create a direct contractual relationship between the Contractor or any other of Tenant’s Contractors. Tenant may use up to $227,690.00 of the Allowance for payment of (i) telecommunications equipment and installation within the Premises, (ii) furniture systems, cabling and other specialty trade fixtures and equipment, (iii) relocation and moving costs and (iv) construction consultant fees. Tenant shall have the right to hire its own construction manager to supervise construction of Tenant’s Work, which construction manager shall be subject to the Landlord’s prior approval. If Tenant exercises such right, Landlord’s Construction Management Fee (as defined below) shall be equal to the lesser of one percent (1%) of the Construction Related Expenditures or $15,000.00. If Landlord manages the construction, Tenant shall pay to Landlord a construction supervision fee (the “Construction Management Fee”) equal to two and three-quarters percent (2.75%) of the Allowance. The Construction Management Fee shall be, at Landlord’s option, retained by, or paid to, Landlord periodically and pro rata with the disbursement of the Allowance. As used herein, “Construction Related Expenditures” shall mean the sum of (a) the amounts payable under the construction contracts for the Tenant Work, including all amounts payable under the general contracts, subcontracts, purchase orders and labor and materials cost of the Tenant Work, contractors’ fees, overhead and general conditions charges, plus (b) design costs, including space planning, architectural and engineering expenses and fee, plus (c) costs of permits, plus (d) construction management costs. Any unused portion of the Allowance remaining within six (6) months after the Commencement Date shall inure solely to the benefit of Landlord, and Tenant shall have no rights to any credit, offset, abatement or payment with respect thereto. Tenant may not use any portion of the Allowance toward cabling or moving expenses until all hard construction associated with Tenant’s Work is complete and all design sub-contractors have been paid in full.

3. CONSTRUCTION OF TENANT’S WORK

3.1 Notice of Construction Commencement Tenant shall submit to Landlord in writing the following information at least five (5) business days prior to the commencement of construction of Tenant’s Work:

a. The names and addresses of each of the subcontractors that the Contractor intends to engage in the construction of Tenant’s Work and the names and addresses of any persons supplying materials with respect to Tenant’s Work. In addition, Tenant shall provide Landlord with the names, addresses and telephone numbers of two (2) individuals representing the Contractor who can be reached 24-hours a day during construction of Tenant’s Work. The Contractor and all such subcontractors (collectively, “Tenant’s Contractors”) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

b. The anticipated commencement date of construction.

c. Evidence of property, liability and worker’s compensation insurance reasonably acceptable to Landlord as to insurer, policy terms and coverage (which, as to property and liability insurance policies, may include, without limitation, naming Landlord as loss payee or as additional insured).

3.2 Conformance with Working Drawings Tenant, at its sole cost and expense, shall cause Tenant’s Contractors to perform all work required to complete Tenant’s Work substantially in accordance with the approved Working Drawings. Landlord shall have the right to observe Tenant’s Work, but any such observation shall be strictly for Landlord’s own purposes and shall not impose upon Landlord any express or implied duty to Tenant or any third party with respect to Tenant’s Work or the Premises, including, without limitation, verification that Tenant’s Work is constructed in a good and workmanlike manner, substantially in accordance with the Working Drawings or in accordance in all material respects with applicable Legal Requirements.

Exhibit D-5

3.3 Liens Tenant shall not be deemed to be the agent or representative of Landlord in performing Tenant’s Work, and shall have no right, power or authority to encumber the fee interest in the Building or the Land on which it is located. Accordingly, any claims against Tenant with respect to Tenant’s Work shall be limited to Tenant’s leasehold estate under the Lease. Should any mechanic’s or other liens be filed against the Premises, the Building, the Land or any other property of Landlord or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or Tenant’s Contractors, Tenant shall cause same to be canceled or discharged of record by bond or otherwise within fifteen (15) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said fifteen (15) day period (which failure shall be deemed to be a default hereunder and an Event of Default under the Lease), Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder or at law, cancel or discharge same and Tenant shall promptly reimburse Landlord upon demand for all reasonable costs incurred in canceling or discharging such lien or liens (including, without limitation, reasonable legal fees). Tenant shall cause Tenant’s Contractors to utilize the lien waiver and release forms (the “Waivers of Mechanic’s Lien”) attached hereto as Schedule D-4, or a waiver(s) containing substantially similar provisions.

3.4 Compliance with Codes All Tenant’s Work shall be performed in a good and workmanlike manner in accordance with good industry practice, and shall comply in all material respects with applicable Federal, State, Municipal and County Legal Requirements, including, without limitation, the Americans with Disabilities Act of 1990 (as amended) (“ADA”). All required building and other permits in connection with the construction and completion of Tenant’s Work shall be obtained and paid for by Tenant.

3.5 New Materials and Material Delivery All material used in the performance of Tenant’s Work and in the fixturing of the Premises shall be new and of good quality. Tenant shall use reasonable efforts to cause any substantial construction deliveries in the performance of Tenant’s Work and in the fixturing of the Premises to be scheduled twenty-four (24) hours in advance with Landlord.

3.6 Security, Insurance, Storage and Clean-up Tenant shall have the sole responsibility for security of the Premises and all Tenant’s Contractors’ materials, equipment and work from and after the commencement date of Tenant’s Work, and shall carry “Builder’s Risk” Insurance for Tenant’s Work or require Tenant’s contractor to carry such “Builder’s Risk” policy. Tenant shall maintain the Premises and the surrounding areas (including maintaining emergency ingress and egress) in a clean, safe and orderly condition during construction. Tenant and Tenant’s Contractors may not use the elevators in the Building without the prior approval of the Landlord and, if so permitted, shall take all precautions to protect the elevator cabs, doors and mechanicals from any form of damage and shall be liable for any damage if it should occur. Landlord will provide Tenant’s Contractors elevator padding to protect the elevators utilized for construction materials. Tenant shall promptly remove all unused construction materials, equipment, shipping containers, packaging, debris and flammable waste from the Building. Neither Tenant nor Tenant’s Contractors shall be permitted to deposit rubbish, dirt or debris in Landlord’s trash containers or elsewhere in the Building. Storage of construction materials, tools, equipment and debris shall be confined within the Premises. Landlord shall allow Tenant’s contractor to place up to a 40 yard dumpster and shall designate a location mutually reasonably acceptable to Landlord and Tenant for its placement during the duration of the construction process. Such dumpster shall be immediately removed upon completion of the construction process, and Tenant shall be responsible to repair any damage caused by the placement or removal of such dumpster.

Exhibit D-6

3.7 Disharmony If, at any time, anyone performing construction work on behalf of Tenant shall cause disharmony or interference with anyone performing construction work in the Building on behalf of Landlord, Landlord may require Tenant to remove from the Premises and from the Building any person or persons performing construction work on behalf of Tenant causing such disharmony or interference.

3.8 As-Built Plans Upon completion of Tenant’s Work, Tenant shall deliver to Landlord one set of the “As-Built” plans and specifications for the Premises on a diskette in AutoCad or compatible format, provided Landlord has furnished to Tenant an AutoCad diskette indicating existing conditions.

3.9 Certificate of Occupancy Tenant or Tenant’s Contractor shall be responsible for obtaining a valid certificate of occupancy from the local governmental authority in a timely manner, and Tenant shall not occupy the Premises without such certificate of occupancy. A temporary certificate of occupancy will be allowed until such time as a certificate of occupancy may be issued. Notwithstanding the foregoing, the Rent Commencement Date shall not be delayed if Tenant has not received such certificate of occupancy by December 1, 2011.

3.10 Construction Guidelines Tenant’s Work shall be conducted in accordance with Landlord’s Construction Guidelines attached hereto as Schedule D-3.

4. SCHEDULE OF TENANT’S WORK

From time to time as such schedules are revised, Tenant or Tenant’s Contractors shall provide Landlord with schedules showing the timing of construction of Tenant’s Work. All Tenant’s Work shall comply in all material respects with the approved Working Drawings. Tenant shall do structural work, such as coring, drilling, sanding and chipping, and all oil base painting and cabinet/wood finishing, after normal business hours. In addition, the staining and varnishing of doors shall be performed offsite. Otherwise, Tenant shall have the right to construct Tenant’s Work during business hours, unless otherwise determined by Landlord. If at any time the entry by or presence of one or more persons furnishing labor or materials for Tenant’s Work shall cause disharmony or interference with the other tenants in the Building or the operation of the Project, any consent granted by Landlord with respect to the disruptive contractor or subcontractor may be withdrawn following immediate notice to Tenant if such disharmony or interference is not cured within a twenty-four (24) hour period; provided however, Landlord shall have the right at all times to immediately terminate any particular activity or activities of Tenant or its employees, agents, or contractors which, in Landlord’s reasonable judgment, (i) causes unreasonable interference with other Building tenants’ usage of the Project, or (ii) poses an immediate threat of damage or injury to persons or property in or around the Project. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as are required or authorized by law, or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.

5. TENANT’S MOVE-IN

The insurance Tenant is required to carry pursuant to Article 7 of the Lease shall cover Tenant’s move into the Premises. In addition, Tenant shall cause Tenant’s movers to deliver to Landlord, in advance, written evidence of proper and sufficient insurance (in such form and with such coverages as Landlord may reasonably require) covering the Building, in the event of any damage incurred during Tenant’s move into the Premises, and such insurance shall name Landlord as loss payee thereunder.

Exhibit D-7

6. CONSTRUCTION REPRESENTATIVES

Landlord hereby appoints and Tenant hereby approves the following person as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this EXHIBIT D. Tenant hereby appoints and Landlord hereby approves the following person as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this EXHIBIT D.

Landlord Representative	Tenant Representative
Crimson Services, LLC 1980 Post Oak Boulevard, Suite 1600 Houston, Texas 77056 Michael E. Nicholls 713-840-2700 (P) 713-840-2705 (F)	LDR Spine USA, Inc. 4030 West Braker Lane—Suite 360 Austin, Texas 78759 Matt Marino 512-344-3305 (P) 512-344-3350

All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this EXHIBIT D shall be made to Landlord’s Representative or Tenant’s Representative as the case may be. Authorization made by Tenant’s Representative shall be binding and Tenant shall be responsible for all costs authorized by Tenant’s Representative. Either party may change its representative under this EXHIBIT D at any time by written notice to the other party.

7. MISCELLANEOUS

7.1 No Warranties TENANT ACKNOWLEDGES THAT LANDLORD HAS MADE AND WILL MAKE NO WARRANTIES TO TENANT AS TO THE QUALITY OF CONSTRUCTION OF THE BUILDING, THE BUILDING SHELL, THE TENANT WORK OR AS TO THE CONDITION OF THE PREMISES UPON COMPLETION THEREOF, EITHER EXPRESS OR IMPLIED, AND THAT LANDLORD AND TENANT DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE OR WILL BE SUITABLE FOR TENANT’S INTENDED USE THEREOF.

7.2 Ownership of Tenant’s Work All items of Tenant’s Work (other than Tenant’s Trade Fixtures) shall immediately become the property of Landlord and shall be surrendered to Landlord with the Premises as part thereof at the Expiration Date; provided, however, that if, at the time the Working Drawings are approved or Landlord’s consent is obtained to any Premises Alterations, Landlord requests Tenant in writing to remove any such items installed by or on behalf of Tenant which are, in Landlord’s judgment, inconsistent with normal and customary office use, Tenant shall cause the same to be removed at Tenant’s expense on or before the Expiration Date, or shall reimburse Landlord for the cost of such removal, as elected by Landlord.

7.3 Removal of Tenant’s Fixtures Notwithstanding anything to the contrary hereinabove set forth, Tenant shall have the right to remove Tenant’s Trade Fixtures at the Expiration Date at Tenant’s sole cost and expense, provided Tenant restores and repairs the Premises to a condition substantially similar to that existing on the Commencement Date, reasonable wear and tear and casualty damage excepted, and as if the removed items had not been installed.

Exhibit D-8

7.4 Construction Warranties Tenant agrees to timely and fully enforce all construction warranties and guaranties that it obtains in the course of Tenant’s Work.

7.5 Indemnity Tenant shall hold Landlord harmless and indemnify Landlord from any liability arising out of the presence on the Premises of Tenant’s Contractors, or arising out of Tenant’s Work.

7.6 Default Any failure of Tenant to comply with the requirements of this Work Letter shall constitute an Event of Default by Tenant under the Lease and Landlord shall have and may pursue all remedies available to Landlord under the Lease, at law, or in equity.

7.7 ADA Tenant shall be responsible for the Tenant’s Work and the Premises complying with ADA requirements and regulations during the Term.

[The remainder of the page intentionally left blank. Signatures appear on the following page.]

Exhibit D-9

IN WITNESS WHEREOF, the parties have executed this Work Letter as of the Effective Date of the Lease.

LANDLORD: 13785 RESEARCH BLVD, LLC
A Texas limited liability company

By:
Name:
Title:

TENANT: LDR SPINE USA, INC.
A Delaware corporation

By:
	Name:	Christophe Lavigne
	Title:	President and Chief Executive Officer

Exhibit D-10

SCHEDULE D-1

BUILDING STANDARD IMPROVEMENTS

[ATTACHED]

Schedule D-1-1

BUILDING STANDARD IMPROVEMENTS

HVAC System	The Building HVAC system is designed to satisfy the following design conditions:

		Outdoor Conditions		Indoor Conditions
	Summer	98°F dB	74°F wB	75°F dB	50% RH
	Winter	20°F dB		72°F dB

*Space temperature will be maintained to within ± 3°F of setpoint.
**Space RH is indirectly controlled. This value is nominal.

Cooling Towers: Two (2) induced draft cross flow cooling towers are located on the site. Heat exchangers transfer heat from the open loop of the tower to a closed condenser water loop in the Building. The towers have stainless steel cold water basins, electric basin heaters, and electronic water level controls. Each tower is rated for 665 tons.

Air Handling Units: Each floor is conditioned with two (2) VAV water cooled, self-contained air handling units (SCAHU), each sized to deliver 80 tons of cooling (approximately 327 sq.ft. per ton). Primary air is delivered to each floor via medium pressure primary ductwork at a temperature of 55° F.

VAV/FP VAV: Interior zone air distribution occurs through Variable Air Volume (VAV) cooling only. Exterior zone air distribution is accomplished via Parallel Fan Powered VAV (FP VAV) units with electric heat strips. Additional boxes can be added at Tenant’s cost to accommodate tenant’s special zoning requirements.

Outside Air: Fresh air is delivered to each floor via a ducted vertical riser from the roof and is designed to satisfy ASHRAE Standard 62-1989 - 20 cfm per person with an occupancy density of 1 person per 200 sq.ft.

Building Automation: A modern, Direct Digital (DDC) system (Distech) provides for a fully integrated controls package.

Electrical System	Primary feeders from three (3) pad-mounted transformers serve two (2) main switchboards (east, west wings) and one (1) main switchboard serving the garage. The primary electrical power is distributed via cable feeders at 480/277 volt, 3 phase, 4 wire.

Transient Voltage Surge Suppression (TVSS) is provided on the main switchboards (east, west wings) protecting the main services. A U.L. Master Label lightning protection system is provided for protection of the Building.

Schedule D-1-2

Each floor includes two (2) electrical rooms with the following electrical services in each: 225 Amps, 480/277 Volt service serving one (1) 42-circuit MLO panelboard for core lighting and tenant lighting; 400 Amps, 480/277 Volt service serving one (1) 42-circuit MLO panelboard for mechanical equipment; 112.5 kVA transformer, 480:120/208 Volt, 3 Phase, 4 Wire K-13 feeding 400 Amp distribution panelboard; four (4) 225 Amp, 42-circuit 120/208-volt panels serving tenant and core loads.

A total of eight (8) watts per rentable square foot is provided for tenant power as follows: (a) nominal 4-1/2 watts per rentable square foot for convenience power (120/208 volt); and (b) 3-1/2 watts per rentable square foot for fluorescent lighting (277/480 volt).

Plumbing	Sanitary waste, vent and water risers serving each floor are provided at the central core of the Building and at each wing of the Building for use by tenants.

Fire Protection	The typical floor fire protection is as follows: Each floor is 100% sprinkled via a standpipe located in the east and west wings’ stairwells. The stairwell mid-landings have a fire hose connection installed as per NFPA. The sprinklers are designed for light duty and the sprinkler heads are turned up. Tenants will be responsible for any moves, drops or adds to the sprinkler system.

Fire Alarm System	The fire alarm system is a fully addressable system, complying with NEC Article 760, NFPA Standard 70, NFPA Standard 72, and the Americans with Disabilities Act (ADA). The system is expandable with equipment located on each floor, Tenants will be responsible for all additions.

Schedule D-1-3

SCHEDULE D-2

TENANT WORK STANDARDS

[ATTACHED]

Schedule D-2-1

TENANT WORK STANDARDS

CORRIDOR PARTITION / FIRE RATED PARTITION – 1 HOUR ASSEMBLY

3 5/8” metal studs, 16” o.c. with 5/8” type X gyp. Bd. each side to structure, 3  1/2” sound attenuation blanket in wall cavity. Corridor partition shall be a 1-hour assembly.

UL Assembly No. U465

Refer to tenant standard details.

DEMISING PARTITION

3 5/8” metal studs, 16” o.c. with 5/8” type X gyp. Bd. each side to ceiling line with pony wall above to structure, 3  1/2” sound attenuation blanket in wall cavity and 4’-0” to each side of wall above ceiling line.

Refer to tenant standard details.

INTERIOR PARTITION

3 5/8” metal studs, 16” o.c. with 5/8” type X gyp. bd. each side to ceiling line, shim at grid as required for regular edge ceiling tile.

Refer to tenant standard details.

ACOUSTICAL PARTITION

3 5/8” metal stud, 16” o.c. with 5/8” type X gyp. bd. each side to ceiling line, 3  1/2” sound attenuation blanket in wall cavity and 4’-0” to each side of the wall above ceiling line, shim at grid as required for regular edge ceiling tile.

Refer to tenant standard details.

JUNCTION OF DRYWALL PARTITION TO EXTERIOR STOREFRONT

Extruded aluminum end cap, clear anodized mud in type, by Gordon, 910 series or equal, double stick taped to exterior storefront mullion (no mechanical fastening to storefront).

Refer to tenant standard details.

DOOR FRAMES – SUITE ENTRY AND EXIT

Full heights, 1  1/2” face dimension, hollow metal welded frame, painted to match corridor wall. Door frame shall be a 20 minute rating.

SUITE INTERIOR

Full height, 1  1/2” face dimension, clear anodized aluminum, knock-down frame, manufactured by Raco Classic Prestige Series or equal.

(1)	SUITE ENTRY DOOR – SINGLE

Full height, solid core, 1  3/4” thick, white birch, rotary cut veneer door by Weyerhaeuser with stained finished to be Autumn 32-95. Door to include Fireglass 20 by TGP, single glass lite, 24” x 77” required thickness. (TGP can be contacted at 800/426-0279). Glass stops to be wood, stained to match door finish. Suite Entry Door shall be 20 minute rated.

(2)	SUITE ENTRY DOOR – PAIR

Full height, solid core, 1  3/4” thick, white birch, rotary cut veneer doors, pair by Weyerhaeuser with stained finish to be Autumn 32-95. Each door to include Fireglass 20 by TGP, single glass lite, 24” x 77” required thickness. (TGP can be contacted at 800/426-0279). Glass stops to be wood, stained to match door finish. Suite Entry Doors shall be 20 minute read.

Schedule D-2-2

(3)	SUITE EXIT DOOR – SINGLE

Full height, solid cored 1  3/4” thick, white birch, rotary cut veneer door by Weyerhaeuser with standard finish to be Autumn 32-95.

Suite Exit Door shall be 20 minute read.

SUITE INTERIOR DOOR – SINGLE

Full height, sold core, 1  3/4” thick, white birch, rotary cut veneer door by Weyerhaeuser with stained finish to be Autumn 32-95.

SUITE INTERIOR DOOR WITH GLASS LITE – PAIR

Full height, solid core, 1  3/4” thick, white birch, rotary cut veneer door by Weyerhaeuser with stained finished to be Autumn 32-95. Door to include  1/4” thick tempered single glass lite, 24” x 77” x  1/4” thick. Glass stops to be wood, stained to match door finish.

ELEVATOR LOBBY FIRE & SMOKE DOOR – PAIR

Full height, paired, pocketed, hollow metal door and frame system by Total Door Openings. Door and frames to be painted in field to watch adjacent walls. Hardware to include panic exit function, 180 degree swing, and concealed magnetic hold opens. Magnetic hold opens to be tied into fire alarm system and to release on alarm. Door and Frame assembly shall be 60 minute read.

HARDWARE

(1)	ENTRY LOCKSET FOR SUITE ENTRY DOOR – SINGLE

Hinges: 2 pair, McKinney TA2714 full mortise five knuckle standard bearing hinge, finish US26D; Lockset: Schlage L series full mortise lock set, Office & Inner Entry function L9453 with a 7A lever, finish US26D; Closer: LCN 4010 (hinge side mounting) or LCN 4110 (parallel arm mounting), aluminum finish; Floor Stop: Hager 243F dome stop, finish US26D; Door Silencers: Hager 307D, color to match frame; Smoke Seal: National Guard 2525B

ELECTRICAL DEVICES

(1)	COVERPLATES

Switches – Hubbell NP Series, spec grade, White

Receptacles – Hubbell NP8 Series, spec grade, White

(2)	SWITCHES

Hubbell CSB120, 120/277 volt, 20A, spec grase, White

(3)	ELECTRICAL RECEPTACLE

Hubbell BR20WHI, 120 volt, 20A, White

(4)	DEDICATED OUTLET

Hubbell BR20GRY, 120 volt, 20A, gray

(5)	DIMMERS

Lutron Nova Series – white plastic cover plates

Schedule D-2-3

(6)	GROUND FAULT INTERRUPT

Hubbell GF TR20W, White

(7)	PANEL BOARDS

Eaton

(8)	TRANSFORMERS

Eaton

CEILINGS

(1)	GRID

Armstrong Prelude MX 15/16” Exposed Tee Grid, white

(2)	CEILING TILE

Armstrong 2x4 angled tegular Cortega Second Look II #2758, white

LIGHTING

(1)	2 x 4 Fluorescent

Lithonia 2ES8P-232-MVOLT-32WT8, 3500K-GEB < 10% THD

(2)	2 x 2 Fluorescent

Lithonia 2ES8P-232-MVOLT-32WT8, 3500K-GEB < 10% THD

(3)	Exit Signs

Lithonia LRP-GC-ELN-277V

Edge lit, aluminum housing, green lettering on clear background

(4)	Down Lights - Fluorescent

Litonia LF6-602 ADEZ-1-26 WTRT-3500K

(5)	Wall Washers - Fluorescent

Lithonia LF6-F6W4AZ-1-26 WTRT-3500K

(6)	Elevator Lobby Surface Mount

Energie Centra @ - CEN2-277=HRD-2-26W/DDT/35K

(7)	Elevator Lobby Cove Mount

Lithonia SS-132-GEB101S-1/2-WGCUN-HC36-2-F32TS/SPX35/RS-2F25TS/SPX35/RS

(8)	Under Cabinet Lighting

Alkco Supernich series 300 switch on/off

Schedule D-2-4

SPRINKLERS

(1)	Head – Located in Acoustical Tile or Gypsum Board Ceiling in smaller office areas – Tyco RFII Series Flush II Concealed Head and white escutcheon

(2)	Head – Located in Acoustical Tile or Gypsum Board Ceiling of larger open areas – Tyco RFII Series Flush II Concealed Head with ELOC and white escutcheon

General Information: All sprinkler heads to be centered in ceiling tiles.

FIRE EXTINGUISHERS

Extinguisher

MP5: 5 lb. Nominal capacity; UL Rating: 2A-10 B:C

PLUMBING

(1)	Single Compartment Sink & Faucet

LR1919 Self Rimming, ADA Compliant, 5  1/2” Deep, Stainless Steel, Center-Rear Offset Drain Connection in Each Basin

Moen, Model 8279, ADA Compliant, Less Spray, Swing Spout 4” Lever Handles with Chrome Finish with Ecotech LLC, 0.33 GPM Aerator

(2)	Double Compartment Sink & Faucet

Elkay LR3321 Self Rimming, ADA Compliant, 5  1/2” Deep, Stainless Steel, Center-Rear Offset Drain Connection in Each Basin

Moen, Model 8279, ADA Compliant, Less Spray, Swing Spout 4” Lever Handles with Chrome Finish with Ecotech LLC, 0.33 GPM Aerator

(3)	Hot Water Heater

A.O. Smith/ELSF-3KW/277 volt, 10 gallon for use without dishwasher

A.O. Smith/ELSF-3KW/277 volt, 15 gallon for use with dishwasher

HVAC

SUPPLY DIFFUSERS

Titus N-1 with insulated Plenum (R-6), 24” x 24”, off white

RETURN AIR, EXHAUST & TRANSFER GRILLES

Titus PAR perforated face, 24” x 24”

Schedule D-2-5

SUPPLY SLOT DIFFUSERS AT BUILDING PERIMETER

Titus N-1 with insulated Plemun (R-6), flat back face

RETURN SLOT DIFFUSERS AT BUILDING PERIMETER

Titus ML-39 – 2 slots, 1” linear slot supply diffuser, #26 white border with black pattern controllers

TEMPERATURE SENSORS

Distech

VAV BOX

Trane model VCCF with Trane Controls

FAN POWERED BOX

Trane model VPEF with electric resistive heating coils and Distech Controls

FIRE ALARM DEVICES

(1)	Ceiling Strobe – EST Genesis Series

(3)	Ceiling Speaker Strobe – EST GC Series

(4)	Pull Station EST SIGA-278

FINISHES

(1)	CARPET

Selected by Tenant, as a part of the buildout allowance

(2)	VCT

Selected by Tenant, as a part of the buildout allowance

(3)	BASE

Roppe 2  1/2” cove

For use at all VCT and carpet floor finishes

(4)	PAINT

Benjamin Moore Paints

APPROVED CONTRACTORS AND VENDORS

TEMPERATURE CONTROL FINAL CONNECTIONS / PROGRAMMING

MTECH Comfort Systems (512) 929-7090 Chip Chambliss

KEYWAYS

Owner Building Standard Locksmith

Schedule D-2-6

VAV BOXES

Trane – Mike Johnson – (512) 416-8822 x5232

PLUMBING

Precision – Richie Blevins – (512) 288-6684

ELECTRICAL

Design Electric – Phil Matula – (512) 837-0022

FIRE SPRINKLERS

Vanguard Fire Systems – (512) 989-1600

FIRE ALARM

DSG – Sean Chandler – (512) 248-8233

Schedule D-2-7

SCHEDULE D-3

LANDLORD’S CONSTRUCTION GUIDELINES

1.	Doors will open at 7:00 am and lock at 6:30pm. It will be the Contractor who will be responsible for unlocking and locking the construction entrance door for all subcontractors. No construction worker will be allowed in the main lobby of the Building. Any alarms generated by construction workers (fire or security) will be the Contractor’s cost and responsibility.

2.	After the Building is occupied, any work that may disturb a tenant on the work-site floor, the floor above or the floor below the work-site, must be done either before or after the regular business hours (for this purpose regular business hours are Monday-Friday, 7:00am- 6:30pm).

3.	For any work to be performed in the Building other than those hours considered normal business hours, the Contractor or subcontractor must contact the Property Manager for approval, coordination and scheduling. Any contractor without such approval will be asked to leave the premises. Permission for work must be obtained from Landlord’s representative and arrangements must be made in advance.

4.	After the Building is occupied, the Building Engineer must be advised of any work and the specific area(s) at all times. This is required in the event of an alarm or other such problems.

5.	Any and all materials required for the work are to be transported via the stairs, through a window and or by a protected elevator. If a window is utilized, its frame and surrounding area shall be protected from damage. No materials may be transported by the elevator without written authorization from the Landlord/Property Manager.

6.	Any area of renovation in occupied areas is to be surrounded by a dust partition and any required signs at all times.

7.	No odored paint or chemicals will be used in occupied areas or floors during regular business hours. The painting and finishing materials used must be as odor free as possible. When any type of paint or chemical is used, the Contractor is required to notify the Building Engineer so that the HVAC system may be left on in that area.

8.	It is imperative that each and every worker is supervised at all times they are working in any occupied tenant space.

9.	All workers must stay in the designated work area(s) only. This means they are not allowed in any tenant space or other areas.

10.	No radios are permitted.

11.	No alcoholic beverages, narcotics, or other drugs of any kind are ever permitted inside the Building or on the Building site. No smoking is permitted within 50 feet of the Building. No oral tobacco products are permitted within 50 feet of the Building.

12.	All workers must be properly attired at all times. They are also required to wear the appropriate safety equipment when necessary.

Schedule D-3-1

13.	All trash and debris will be removed from the work site daily. It is not to be left in any work or common area for any reason. This includes loading areas.

14.	No construction debris may be put into the Building trash dumpster. Each contractor is responsible for removing and hauling all their own debris at the end of each work day.

15.	Elevators must be left clean and hazard free at all times. No exceptions.

16.	All tenant improvement electrical, plumbing, HVAC, fire sprinkler, fire alarms and/or structural work must be coordinated with the Building Engineer before commencement of any such work.

17.	Construction or renovation work may be inspected by the Landlord’s representative, Property Manager or the Building Engineer for quality control on any job at any time, in any area.

18.	It is solely the Contractor’s responsibility to check each phase of work for completion, quality (per plans and specifications), and ensure that all deadlines and schedules and complete code compliance are adhered to.

19.	At the completion of all work, the Contractor and MEP subcontractors must review the job in detail, then schedule a walk-thru with the Landlord.

20.	Parking for all construction workers will be provided at a designated location. The Parking Facilities are not meant for long-term or overnight parking. No mechanical work of any kind on vehicles is permitted in the Parking Facilities. Vehicles that leak fluids will not be allowed to park in the Parking Facilities.

21.	At the commencement of the job, Tenant and Contractor shall provide a list of all subcontractors showing phone numbers, emergency phone numbers and contact person and address.

22.	All restrooms are off limits to construction workers except the restroom(s) designated by the Property Manager. It is the Contractor’s responsibility to ensure that the designated restroom(s) are kept clean at all times.

23.	All common areas of the Building that are in the path of travel for construction workers shall be protected at all times and kept clean as well.

24.	It will be the responsibility of the Contractor to ensure that at the close of business each day all doors are closed and locked, lights are turned off, Building and Parking Facilities are left clean and life safety equipment, all Building systems and area(s) are left operational and returned to their normal functioning conditions (smoke detectors unbagged, fire panel and pumps are in normal positions, etc).

25.	It will also be the responsibility of the Contractor to install a pre-filter material on all fan powered boxes and return air dampers on the floor or affected areas of the floor and it shall remain for the duration of the job. Depending on the amount of dust generated by the construction the pre-filter may need to be changed periodically during the course of the job; this will be at the Building Engineer’s discretion. At the completion of the job, filters on all fan powered boxes must be changed. If the filter material is not placed on the fan powered boxes and return air dampers, it will be the responsibility of the Contractor to clean all associated ductwork, fans, coils, etc. and also replace filters on all roof top units.

Schedule D-3-2

26.	Telephone and electrical closet keys are available in the Project Manager’s office. These keys are signed out to the Contractor’s representative in exchange for picture identification items, such as drivers’ licenses or employer tag.

27.	Any and all firestop materials that are removed must be properly replaced the same day. Removal without the proper same day replacement of firestop materials (horizontal and vertical) is a violation of Fire Codes.

28.	Telephone and electrical cables that are run through the ceiling must be properly supported above the ceiling.

29.	All telephone and electrical cables and wire ties must be plenum rated per the National Electrical Code and Fire Code.

30.	All clean up of scrap wire, wire insulation, and other trash must be done the same day that work is performed.

31.	Upon request of the Property Manager, contractors will produce City, County and/or State licenses necessary to perform their work; in all cases contractors shall be bonded.

32.	The Contractor and all subcontractors will be required to produce a certificate of insurance providing at least the minimum required amounts of coverage are in force and Landlord as a named insured.

33.	The Contractor will be responsible for obtaining and paying for all required building permits, use taxes and providing materials and workmanship in accordance with all City, County and State building codes and requirements. The Contractor will also arrange for required inspections, and obtain a certificate of occupancy upon completion of construction. Job permits will be properly displayed at the job site from start up to completion of the project. Upon job completion, all permits will be turned over to the Property Manager.

34.	All tools, equipment and building materials must enter the Building via the designated service doors. Removal of trash, tools and equipment must be made via the same route. Contractor and the subcontractors are solely responsible for security of their tools, equipment and building materials.

35.	Building doors will not be propped open.

36.	The Contractor will make every effort to keep the Building areas clean and safe during the construction period. The Contractor will use walk-off mats to protect floorings.

37.	The Property Manager shall be notified in advance of any on-site welding or cutting with a torch.

38.	For any work to be performed in the Building other than those hours considered normal business hours, the contractor must contact the Property Manager for approval, coordination and scheduling. Any contractor without such approval will be asked to leave the premises.

39.	The Contractor will coordinate with the Property Manager and the Building Engineer and notify them forty eight (48) hours in advance of tying into any existing building system. Adjustments to the fire alarm, burglary alarm, smoke detection, or electrical shutdowns, require specific scheduling with tenants, the Fire Department and Building Engineer.

Schedule D-3-3

40.	Charges by the Fire Department for excessive false alarms per month due to equipment malfunction will be charged back to the contractor, if they are responsible for any false alarms due to work in the Building. If these fire alarms are caused by one (1) or more contractors in the same month, the contractor(s) involved will share the charge equally. These charges will be assessed on the basis of all contracts being performed by the contractor on the site and not just this contract. The Contractor will take steps to correct false alarm situations immediately upon accidental activation.

41.	Electrical, plumbing and/or other mechanical work that is performed in an existing tenant’s space, requires a forty-eight (48) hour advance notice and coordination with the Property Manager. A guard must be present at all times when work is being done within an existing tenant’s space. The cost of the guard will be charged to the contractor. This allows the Property Manager the opportunity to forewarn tenants that workers may require access to their space before and/or after working hours. The tenant requires at least twenty four (24) hours notification in advance.

42.	All workers on-site outside of regular business hours are required to sign in and sign out at the security desk or Property Manager’s office.

43.	The contractor must have a competent representative at the Building when any material, inspections or other work coordination is required. Building personnel are not responsible for any of these activities. The contractor must provide at least two 24-hour contacts. Response to any after-hour call will be no more than one hour.

44.	The Contractor will replace to the satisfaction of Landlord at the Contractor’s expense any existing equipment, finishes or work damaged by the Contractor, or by any subcontractor under the direct supervision of the Contractor during execution of the work.

45.	A sign off sheet covering the above procedures is available in the Building Owner or Property Manager’s office and must be completed by the Contractor’s representative before work is begun.

46.	These guidelines shall be posted on the Project.

Schedule D-3-4

SCHEDULE D-4

Lien Release Forms

[ATTACHED]

Schedule D-4

FORM OF CONTRACTOR’S CONDITIONAL WAIVER AND RELEASE ON

PROGRESS PAYMENTS

THE STATE OF §
§
COUNTY OF §

PROGRESS PAYMENT NO.

PROJECT:
OWNER:
ORIGINAL CONTRACTOR:
SUBCONTRACTOR:
DATES WORK PERFORMED: (“Period Start Date”)
through (“Billing Date”)
AMOUNT OF THIS PAYMENT: $
TOTAL PAYMENTS THROUGH BILLING DATE: $
RETAINAGE THIS PAYMENT: $
TOTAL RETAINAGE THROUGH BILLING DATE: $

BEFORE ME, the undersigned authority, on this day personally appeared                      (herein referred to as “Affiant”), in his capacity as                      of the Subcontractor named above, known to me to be the person whose name is subscribed hereto and who, after being duly sworn and under oath, deposed and said:

I am acting in the above stated capacity on behalf of Subcontractor and have full power and authority to make and deliver this Affidavit.

In consideration of Subcontractor’s receipt of the amount stated above as the “Amount of This Payment,” representing payment of all sums due to the Subcontractor under the Subcontract between Subcontractor and Original Contractor named above for work performed, as stated above, from the Period Start Date to the Billing Date (excluding retainages withheld pursuant to such Subcontract), and expressly conditioned upon receipt of said payment, Affiant hereby represents and warrants to Original Contractor that all bills, debts and other obligations for labor performed and/or materials furnished by the Subcontractor, its employees, and all subcontractors, suppliers, materialmen or other parties performing labor or furnishing materials for, to or on behalf of the Subcontractor, have been fully paid and satisfied through the Billing Date; and Subcontractor hereby indemnifies and holds harmless the Project named above, the property on which the Project is situated (the “Project Site”), the Owner named above and the Original Contractor from and against all liens, claims, demands, losses, causes of action, attorney’s fees and damages of any kind or character arising out of each such bill, debt or other obligation above described. If, for any reason, any lien is filed for any such labor and/or materials performed or furnished prior to the Billing Date against the Project or the Project Site, the Subcontractor guarantees that the Subcontractor will, within ten (10) days thereafter, obtain a proper recordable release thereof or otherwise obtain a settlement thereof satisfactory to the Original Contractor.

Except as to the Subcontractor’s claim for and right to receive the retainages as provided in the Subcontract, the Subcontractor hereby waives, releases and discharges the Project and the Project Site from any and all liens or rights of lien which the Subcontractor may now or hereafter have against the Project or the Project Site, whether the same be contractual, statutory or constitutional, securing payment of any bills for materials or labor through the Billing Date.

This Affidavit constitutes a partial waiver of lien and shall not operate to release or waive any lien or liens for work performed after the Billing Date.

EXECUTED this the              day of                     , 201    .

(Company Name)

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME, by the said                     ,                     of              on this the          day of                 , 201    .

Notary Public in and for the State of

My Commission Expires:
(Print Name)

FORM OF CONTRACTOR’S UNCONDITIONAL WAIVER AND RELEASE ON

PROGRESS PAYMENTS

THE STATE OF §
§
COUNTY OF §

PROGRESS PAYMENT NO.

PROJECT:
OWNER:
ORIGINAL CONTRACTOR:
SUBCONTRACTOR:
DATES WORK PERFORMED: (“Period Start Date”)
through (“Billing Date”)
AMOUNT OF PAST PAYMENT: $
TOTAL PAYMENTS THROUGH BILLING DATE: $
RETAINAGE THIS PAYMENT: $
TOTAL RETAINAGE THROUGH BILLING DATE: $

BEFORE ME, the undersigned authority, on this day personally appeared                      (herein referred to as “Affiant”), in his capacity as                      of the Subcontractor named above, known to me to be the person whose name is subscribed hereto and who, after being duly sworn and under oath, deposed and said:

I am acting in the above stated capacity on behalf of Subcontractor and have full power and authority to make and deliver this Affidavit.

In consideration of Subcontractor’s receipt of the amount stated above as the “Amount of Past Payment,” representing payment of all sums due to the Subcontractor under the Subcontract between Subcontractor and Original Contractor named above for work performed, as stated above, from the Period Start Date to the Billing Date (excluding retainages withheld pursuant to such Subcontract), Affiant hereby represents and warrants to Original Contractor that all bills, debts and other obligations for labor performed and/or materials furnished by the Subcontractor, its employees, and all subcontractors, suppliers, materialmen or other parties performing labor or furnishing materials for, to or on behalf of the Subcontractor, have been fully paid and satisfied through the Billing Date; and Subcontractor hereby indemnifies and holds harmless the Project named above, the property on which the Project is situated (the “Project Site”), the Owner named above and the Original Contractor from and against all liens, claims, demands, losses, causes of action, attorney’s fees and damages of any kind or character arising out of each such bill, debt or other obligation above described. If, for any reason, any lien is filed for any such labor and/or materials performed or furnished prior to the Billing Date against the Project or the Project Site, the Subcontractor guarantees that the Subcontractor will, within ten (10) days thereafter, obtain a proper recordable release thereof or otherwise obtain a settlement thereof satisfactory to the Original Contractor.

Except as to the Subcontractor’s claim for and right to receive the retainages as provided in the Subcontract, the Subcontractor hereby waives, releases and discharges the Project and the Project Site from any and all liens or rights of lien which the Subcontractor may now or hereafter have against the Project or the Project Site, whether the same be contractual, statutory or constitutional, securing payment of any bills for materials or labor through the Billing Date.

This Affidavit constitutes a partial waiver of lien and shall not operate to release or waive any lien or liens for work performed after the Billing Date.

EXECUTED this the              day of                     , 201    .

(Company Name)

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME, by the said                     ,                     of              on this the          day of                 , 201    .

Notary Public in and for the State of

My Commission Expires:
(Print Name)

NOTICE:	THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

FORM OF CONTRACTOR’S CONDITIONAL WAIVER AND RELEASE ON FINAL

PAYMENT

THE STATE OF §
§
COUNTY OF §

PROGRESS PAYMENT NO. - FINAL PAYMENT

PROJECT:
OWNER:
ORIGINAL CONTRACTOR:
SUBCONTRACTOR:
DATES WORK PERFORMED: (“Period Start Date”) through
(“Final Billing Date”)
AMOUNT OF THIS PAYMENT: $
TOTAL PAYMENTS THROUGH FINAL BILLING DATE: $
TOTAL RETAINAGE THROUGH FINAL BILLING DATE: $
TOTAL RETAINAGE PAID TO SUBCONTRACTOR: $

BEFORE ME, the undersigned authority, on this day personally appeared (herein referred to as “Affiant”), in his capacity as of the Subcontractor named above, known to me to be the person whose name is subscribed hereto and who, after being duly sworn and under oath, deposed and said:

I am acting in the above stated capacity on behalf of Subcontractor and have full power and authority to make and deliver this Affidavit.

In consideration of Subcontractor’s receipt of the amount stated above as the “Amount of This Payment,” representing the final payment of all sums due to the Subcontractor under the Subcontract between Subcontractor and Original Contractor named above (including all retainages withheld pursuant to such Subcontract), and expressly conditioned upon receipt of said payment, Affiant hereby represents and warrants to Original Contractor that all bills, debts and other obligations for labor performed and/or materials furnished by the Subcontractor, its employees, and all subcontractors, suppliers, materialmen or other parties performing labor or furnishing materials for, to or on behalf of the Subcontractor, have been fully paid and satisfied; and Subcontractor hereby indemnifies and holds harmless the Project named above, the property on which the Project is situated (the “Project Site”), the Owner named above and the Original Contractor from and against all liens, claims, demands, losses, causes of action, attorney’s fees and damages of any kind or character arising out of each such bill, debt or other obligation above described. If, for any reason, any lien is filed against the Project or the Project Site for any such labor and/or materials performed or furnished by Subcontractor or its employees, or any subcontractors, suppliers, materialmen or other parties performing labor or furnishing materials for, to or on behalf of the Subcontractor, the Subcontractor guarantees that the Subcontractor will, within ten (10) days thereafter, obtain a proper recordable release thereof or otherwise obtain a settlement thereof satisfactory to the Original Contractor.

Subcontractor hereby waives, releases and discharges the Project and the Project Site from any and all liens or rights of lien which the Subcontractor may now or hereafter have against the Project or the Project Site, whether the same be contractual, statutory or constitutional, securing payment of any bills for materials or labor under the Subcontract between Subcontractor and Original Contractor.

This Affidavit constitutes a full and final waiver of lien and shall operate to release or waive any and all liens for all labor performed and/or materials furnished by Subcontractor pursuant to the Subcontract between Subcontractor and the Original Contractor.

Subcontractor also hereby:

(a)	guarantees the proper performance of its Subcontract or Purchase Contract and its Work;

(b)	guarantees its Work against defects in materials and workmanship for a period of one (1) year from Substantial Completion, or longer if required by the Contract Documents (which shall be in addition to the specific guarantees required by the Specifications);

(c)	agrees that it shall, at no additional cost, within a reasonable time after receipt of written notice to do so, repair or replace any defect in Work or materials which may develop during the guaranty period described in item (b) above;

(d)	agrees that if it fails to properly repair or replace such defect, then the Original Contractor may replace or repair such defect at Subcontractor’s sole expense; and

(e)	agrees that it shall also, at its own expense and without cost to the Original Contractor or the Project, repair or replace any damage to other work caused directly or indirectly by its guarantee Work.

In the event that Owner and/or Original Contractor or their respective successors or assigns seek to enforce the provisions hereof or in the event of any dispute hereunder, Subcontractor agrees to pay all reasonable attorneys’ fees and costs incurred by Owner and/or Original Contractor or their respective successors or assigns in connection therewith.

The provisions of this Affidavit shall be binding upon the successors and assigns of the Subcontractor.

EXECUTED this the              day of                     , 201    .

(Company Name)

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME, by the said                     ,                     of              on this the          day of                 , 201    .

Notary Public in and for the State of

My Commission Expires:
(Print Name)

FORM OF CONTRACTOR’S UNCONDITIONAL WAIVER AND RELEASE ON FINAL

PAYMENT

THE STATE OF §
§
COUNTY OF §

PROGRESS PAYMENT NO. - FINAL PAYMENT

PROJECT:
OWNER:
ORIGINAL CONTRACTOR:
SUBCONTRACTOR:
DATES WORK PERFORMED: (“Period Start Date”) through
(“Final Billing Date”)
AMOUNT OF PAST PAYMENT: $
TOTAL PAYMENTS THROUGH FINAL BILLING DATE: $
TOTAL RETAINAGE THROUGH FINAL BILLING DATE: $
TOTAL RETAINAGE PAID TO SUBCONTRACTOR: $

BEFORE ME, the undersigned authority, on this day personally appeared (herein referred to as “Affiant”), in his capacity as of the Subcontractor named above, known to me to be the person whose name is subscribed hereto and who, after being duly sworn and under oath, deposed and said:

I am acting in the above stated capacity on behalf of Subcontractor and have full power and authority to make and deliver this Affidavit.

In consideration of Subcontractor’s receipt of the amount stated above as the “Amount of Past Payment,” representing the final payment of all sums due to the Subcontractor under the Subcontract between Subcontractor and Original Contractor named above (including all retainages withheld pursuant to such Subcontract), Affiant hereby represents and warrants to Original Contractor that all bills, debts and other obligations for labor performed and/or materials furnished by the Subcontractor, its employees, and all subcontractors, suppliers, materialmen or other parties performing labor or furnishing materials for, to or on behalf of the Subcontractor, have been fully paid and satisfied; and Subcontractor hereby indemnifies and holds harmless the Project named above, the property on which the Project is situated (the “Project Site”), the Owner named above and the Original Contractor from and against all liens, claims, demands, losses, causes of action, attorney’s fees and damages of any kind or character arising out of each such bill, debt or other obligation above described. If, for any reason, any lien is filed against the Project or the Project Site for any such labor and/or materials performed or furnished by Subcontractor or its employees, or any subcontractors, suppliers, materialmen or other parties performing labor or furnishing materials for, to or on behalf of the Subcontractor, the Subcontractor guarantees that the Subcontractor will, within ten (10) days thereafter, obtain a proper recordable release thereof or otherwise obtain a settlement thereof satisfactory to the Original Contractor.

Subcontractor hereby waives, releases and discharges the Project and the Project Site from any and all liens or rights of lien which the Subcontractor may now or hereafter have against the Project or the Project Site, whether the same be contractual, statutory or constitutional, securing payment of any bills for materials or labor under the Subcontract between Subcontractor and Original Contractor.

This Affidavit constitutes a full and final waiver of lien and shall operate to release or waive any and all liens for all labor performed and/or materials furnished by Subcontractor pursuant to the Subcontract between Subcontractor and the Original Contractor.

Subcontractor also hereby:

(a)	guarantees the proper performance of its Subcontract or Purchase Contract and its Work;

(b)	guarantees its Work against defects in materials and workmanship for a period of one (1) year from Substantial Completion, or longer if required by the Contract Documents (which shall be in addition to the specific guarantees required by the Specifications);

(c)	agrees that it shall, at no additional cost, within a reasonable time after receipt of written notice to do so, repair or replace any defect in Work or materials which may develop during the guaranty period described in item (b) above;

(d)	agrees that if it fails to properly repair or replace such defect, then the Original Contractor may replace or repair such defect at Subcontractor’s sole expense; and

(e)	agrees that it shall also, at its own expense and without cost to the Original Contractor or the Project, repair or replace any damage to other work caused directly or indirectly by its guarantee Work.

In the event that Owner and/or Original Contractor or their respective successors or assigns seek to enforce the provisions hereof or in the event of any dispute hereunder, Subcontractor agrees to pay all reasonable attorneys’ fees and costs incurred by Owner and/or Original Contractor or their respective successors or assigns in connection therewith.

The provisions of this Affidavit shall be binding upon the successors and assigns of the Subcontractor.

EXECUTED this the              day of                     , 201    .

(Company Name)

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME, by the said                     ,                     of              on this the          day of                 , 201    .

Notary Public in and for the State of

My Commission Expires:
(Print Name)

NOTICE:	THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

CONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENTS

Project:

Job No.:

On receipt by the undersigned of a check from
(Maker of Check)
in the sum of $ payable to
(Amount of Check) (Payee or Payees of Check)
and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic’s lien, any state or federal statutory bond right, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to claim or payment rights for persons in the undersigned’s position that the undersigned has on the job of
(Owner)
located at to the following extent. This release covers
(Job Description)
a progress payment for all labor, services, equipment or materials furnished to the work site or to , through only and
(Person with whom undersigned contracted) (Date)
does not cover any retention, pending modifications and changes or items furnished after that date. Before any recipient of this document relies on it, that person should verify evidence of payment to the undersigned.

The undersigned warrants that he either has already paid or will use the monies he receives from this progress payment to promptly pay in full all of his laborers, subcontractors, materialmen and suppliers for all work, materials, equipment or services provided for or to the above referenced project up to the date of this waiver.

DATE:
(Company name)

By:
(Signature)

(Title)

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENTS

Project:

Job No.:

The undersigned has been paid and has received a progress payment in the sum of $                     for all labor, services, equipment or material furnished to the work site or to                                                                       on the job of

(Person with whom undersigned contracted)                                    (Owner)

located at

(Job Description)

and does hereby release any mechanic’s lien, any state or federal statutory bond right, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to claim or payment rights for persons in the undersigned’s position that the undersigned has on the above referenced project to the following extent. This release covers a progress payment for all labor, services, equipment or materials furnished to the work site or to                                                               through                              only

(Person with whom undersigned contracted)                     (Date)

and does not cover any retention, pending modifications and changes or items furnished after that date.

The undersigned warrants that he either has already paid or will use the monies he receives from this progress payment to promptly pay in full all of his laborers, subcontractors, materialmen and suppliers for all work, materials, equipment or services provided for or to the above referenced project up to the date of this waiver.

Date:
(Company name)

By:
(Signature)

(Title)

NOTICE:	THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

CONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project:

Job No.:

On receipt by the undersigned of a check from

                    (Maker of Check)

in the sum of $                                                          payable to

                                     (Amount of Check)                                                              (Payee or Payees of Check)

and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic’s lien, any state or federal statutory bond right, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to claim or payment rights for persons in the undersigned’s position, the undersigned has on the job of                                                   located at                                                                                           .

                                                                      (Owner)                                                                             (location of job)

This release covers the final payment to the undersigned for all labor, services, equipment or materials furnished to the work site or to                                                                                                                                                                                                                 ,

                                                                                      (Person with whom undersigned contracted)

except for disputed claims in the amount of $                                                          . Before any recipient of this document relies on it, the person should verify evidence of payment to the undersigned.

The undersigned warrants that he either has already paid or will use the monies he receives from this final payment to promptly pay in full all his laborers, subcontractors, materialmen and suppliers for all work, materials, equipment or services provided for or to the above referenced project up to the date of this waiver.

Date:
(Company name)

By:
(Signature)

(Title)

UNCONDITIONAL WAIVER AND RELEASE ON FINAL PAYMENT

Project:

Job No.:

The undersigned has been paid in full for all labor, services, equipment or material furnished to the work site or to                                                                                       , on the job of                                                                                   located at

            (Person with whom undersigned contracted)                                                                     (Owner)

                                                                          and does hereby waive and release any right to mechanic’s lien, any state or

                    (Job Description)

federal statutory bond right, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to claim or payment rights for persons in the undersigned’s position, except for disputed claims for extra work in the amount of $                                                                 .

The undersigned warrants that he either has already paid or will use the monies he receives from this final payment to promptly pay in full all of his laborers, subcontractors, materialmen and suppliers for all work, materials, equipment or services provided for or to the above referenced project.

Date:
(Company name)

By:
(Signature)

(Title)

NOTICE:	THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

EXHIBIT E

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement (this “Agreement”) is made and entered into this     day of                     , 2011, by and between 13785 RESEARCH BLVD, LLC, a Texas limited liability company (“Landlord”) and LDR SPINE USA, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) dated                     , 2011, with respect to certain premises located in the building known as Aspen Lake Office Building, as such premises are more particularly described in the Lease.

WHEREAS, this Agreement is executed by Landlord and Tenant to confirm the Commencement Date and the Expiration Date, as those terms are defined in the Lease;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants expressed in the Lease, it is hereby agreed by Landlord and Tenant as follows:

1. The “Commencement Date” for the Premises is                     , and the Base Rent and Additional Rent (as such terms are defined in the Lease) commenced on the Commencement Date, and will expire on November 30, 2019 (the “Expiration Date”).

2. The Rentable Area for the Premises determined in accordance with the Space Plan is 40,000 rentable square feet.

3. The schedule for annual Base Rent and the monthly installments thereof is as set forth in Section 2.1.

4. The Tenant’s Proportionate Share based upon the Space Plan is 22.2059%.

5. The “Early Termination Date” for the Premises is                     , and the “Termination Notice” is due from Tenant                     in order to exercise the “Termination Right”.

6. Subject to the provisions of the Work Letter attached as EXHIBIT D to the Lease, Tenant accepts the Premises.

7. Except as specifically set forth above, this Agreement shall not be deemed or construed to alter or amend the Lease in any manner.

[The remainder of the page intentionally left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed under seal as of the day and year first written.

LANDLORD:

13785 RESEARCH BLVD, LLC, a Texas limited liability company

By:			[SEAL]
Name:
Title:
Date:

TENANT:

LDR SPINE USA, INC., a Delaware corporation

By:			[SEAL]
Name:	Christophe Lavigne
	Title:	President and Chief Executive Officer
Date:

EXHIBIT F

AIR CONDITIONING AND HEATING SERVICES

Landlord will furnish Building standard air conditioning and heating to the common areas of the Building between 7:00 a.m. and 7:00 p.m. from Monday through Friday and between 8:00 a.m. and 12:00 p.m. on Saturdays, all exclusive of Holidays (as hereinafter defined) (“Standard Operating Hours”).

The following dates shall constitute “Holidays” as said term is used in this Lease:

(1)	New Year’s Day

(2)	Memorial Day

(3)	Independence Day

(4)	Labor Day

(5)	Thanksgiving Day

(6)	Christmas Day

(7)	Any other holiday, recognized and taken by tenants occupying at least one-half ( 1/2) of the Rentable Area of office space of the Building.

If a different day shall be observed other than the respective day above-described, then that day which constitutes the day observed by national banks in Williamson County, Texas on account of such holiday shall constitute the holiday under this Lease.

Exhibit F-1

EXHIBIT G

BUILDING RULES

1. Sidewalks, doorways, vestibules, halls, stairways, freight elevator lobbies, and other similar areas shall not be used for the disposal of trash, be obstructed by tenants, or be used by tenants for any purpose other than entering or leaving the leased premises and for going from one part of the Building to another. If special trash haulings are required, please contact the Management Office.

2. No sweepings, rubbish, rags or other unsuitable materials shall be disposed into plumbing fixtures or appliances. Damage resulting to any fixtures from misuse by a Tenant shall be the liability of said tenant.

3. Movement of furniture or office equipment in or out of the Building, or the dispatch or receipt of any bulky material, merchandise or materials which requires the use of the elevators or the stairways or movement through the Building entrances or lobby will be restricted to such hours as Landlord shall reasonably designate. All such movement will be under the supervision of Landlord and in the manner agreed to between tenant and Landlord by prearrangement. Such prearrangement, initiated by tenant, is subject to Landlord’s control as to the time, method, routing of the movement and as to limitations for safety or other concerns which may prohibit any article, equipment or other item(s) from being brought into the Building. Tenant is to assume all risks for damage to articles moved or injury to persons engaged or not engaged in such movement and for any damage to Landlord’s equipment or property or injury to Landlord’s personnel as a result of any act in connection with fulfilling this service for tenant. Landlord shall not be liable for any acts of any person(s) engaged in, or any damage or loss to any of said property of person(s), resulting from any act in connection with such service performed for tenant unless the damage or injury is caused by the gross negligence or willful misconduct of Landlord.

4. All routine deliveries to a tenant’s leased premises during 8:00 a.m. to 5:00 p.m. weekdays shall be made through the elevators designated by Landlord or through Tenant’s exterior loading area. Passenger elevators are to be used only for the movement of people, unless an exception is approved by the Management Office.

5. Except as otherwise provided for in the Lease, and to insure orderly operation of the Building outside the hours set forth in the preceding paragraph, no ice, mineral or other water, towels, newspapers, packages, etc. will be delivered after hours to tenants’ leased premises except as approved by Landlord in writing.

6. Corridor doors, when not in use, shall be kept closed.

7. Tenant space that is visible from public areas must be kept neat and clean and is subject to Landlord’s approval.

8. Tenants shall not tamper with or attempt to adjust temperature control thermostats in the leased premises. Landlord shall adjust thermostats as required to maintain the Building standard temperature. Landlord requests that all window blinds remain down and titled at a 45 degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

Exhibit G-1

9. All requests for overtime air conditioning or heating, as applicable, in the leased premises must be submitted in writing to the Management Office by 2:00 p.m. on the day desired for weekday requests, by 2:00 p.m. Friday for weekend requests, and by 2:00 p.m. on the preceding business day for Holiday requests.

10. Access to the Building at all times other than during the Building hours is provided by the card key security system.

11. Tenants will comply with all security procedures during business hours and after hours and on weekends.

12. Landlord will provide all locks for doors in the leased premises and no additional lock(s) will be placed on any door within the leased premises without Landlord’s written consent. All requests for duplicate keys will be made to the Management Office.

13. Tenants will cooperate with Landlord’s employees in keeping leased areas neat and clean. Landlord will in no way be held responsible by any tenant, its agents, employees or invitees for any loss of property from the leased premises or public areas or for any damage to any property within the leased premises even if such loss or damage occurred when the premises were locked against entry.

14. Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord’s prior written approval.

15. Landlord will provide and maintain a directory board for all the tenants in the main lobby of the Building, and no other directory will be permitted.

16. Proposed plans for alterations within the Building must be approved in writing by Landlord. This provision will apply to all work performed in the Building including, but not limited to, installation of cabling for telephones, telegraph equipment, electrical devices and attachments, and all installations affecting or affixed to floors, walls, woodwork, trim, windows, ceiling, equipment or any other portion of the Building. Tenant shall ensure that all alterations comply with applicable building and fire codes.

17. Landlord reserves the right to prescribe the weight and positioning of safes, files, filing systems and other heavy equipment and written approval must be obtained from the Management Office before work begins. All damage done to the Building by the movement of property of tenant, or done by tenant’s property while in the Building, will be repaired at tenant’s expense.

18. Should a tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electricians where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct. Electric current shall not be used for power or heating without Landlord’s prior written consent. Tenant shall ensure that all wiring and electrical work comply with applicable building, fire and safety codes.

19. Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day.

Exhibit G-2

20. Except for designated smoking areas, Tenants, their agents, employees and invitees shall observe no smoking in all public areas including elevators, restrooms, etc.

21. No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and tenants shall comply with all applicable building and fire codes relating thereto.

22. Tenant shall conduct its business and control its agents, employees, invitees and contractors in such a manner as not to create any nuisance or interfere with Landlord in its operation of the Building in accordance with the lease.

23. No animals other than service animals as permitted pursuant to applicable law including the Americans with Disabilities Act shall be brought into or kept in, on or about the Building.

24. The carrying of firearms of any kind in any leased premises, the Building, any related parking garages, or the Project of which the foregoing are a part, or any sidewalks, drives, or other common areas related to any of the foregoing, is prohibited except in the case of unconcealed firearms carried by licensed security personnel hired or contracted for by tenants for security of their premises as permitted by such tenants’ leases or otherwise consented to by Landlord in writing.

25. The Premises shall not be used for the storage of merchandise held for sale to the general public, lodging, manufacturing of any kind or any business or activity other than specifically provided for in tenant’s lease. No cooking shall be done or permitted on the Premises, except that the use by tenant of approved microwaves or equipment for brewing coffee, tea or other hot beverages shall be permitted; provided that such use is in accordance with all applicable federal, state and local laws, codes, ordinances and regulations.

26. No curtains, drapes, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung, or placed in, or used in connection with any window of the Premises without the prior written approval of Landlord. In the event such consent is granted, such items shall be installed on the office side of Landlord’s standard window coverings and shall in no way be visible from the exterior of the Building.

27. Landlord reserves the right to rescind any of the foregoing rules and regulations and to make such other and further rules and regulations as, in its reasonable judgment, shall, from time to time, be required for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant shall be consistently applied to all Project tenants and shall be binding upon it in like manner as if originally herein prescribed.

28. In the event that any rule or regulation herein or otherwise prescribed by Landlord shall conflict with any provision of tenant’s lease with Landlord, the provisions of the lease shall control.

Exhibit G-3

EXHIBIT H

JANITORIAL SPECIFICATIONS

Services specified nightly should be performed Monday through Friday (exclusive of Holidays) unless otherwise stated.

I.	Office Areas

A.	SERVICES PERFORMED NIGHTLY:

1. Empty and clean all waste receptacles and remove waste paper and rubbish from the premises.

2. Vacuum carpet under furniture and along edges. All edges should be either swept or vacuumed with the appropriate edge cleaning tools. Vacuum all rugs and carpet, unobstructed by furniture, in the offices, lobbies and corridors.

3. Hand dust or wipe clean with damp or treated cloth all office furniture, telephones, files, fixtures, paneling, window sills, chairs, occasional tables, and other horizontal surfaces.

4. Damp wipe and polish all glass furniture tops. Remove finger marks and smudges from doors, door frames, around light switches, private entrance glass partitions, pictures, wall decorations, all glass furniture tops.

5. Wash clean all water coolers, drinking fountains, etc.

6. Sweep all internal stairways and vacuum if carpeted.

7. Sweep and/or dust mop all uncarpeted floors. (This is to include all stone, tile, wood floors within the public areas or tenant lease spaces.) Additionally, all raised floor computer flooring is to be swept and damp mopped in a manner as dictated by industry guidelines.

8. Spot clean carpet.

9. Dress and spray-buff to a scuff-free gloss all tile floors twice per week.

B.	SERVICES PERFORMED QUARTERLY:

1. Wash interior surface of all exterior windows.

2. Clean all interior metal window frames, mullions and other unpainted interior metal surfaces of the perimeter walls of the Building.

3. Damp wipe all mini-blinds.

4. Strip and reseal all tile floors including public and service corridors.

Exhibit H-1

II.	RESTROOMS

A.	SERVICES PERFORMED NIGHTLY:

1. Wet mop and thoroughly rinse floor. Clean all edges to prevent dirt build-up. Do not leave standing water on the floors.

2. Damp wipe and remove all finger marks, smudges and stains from mirrors, bright work, enameled surfaces and fixtures.

3. Wash and disinfect all basins, urinals and bowls. Remove stains and clean under-sides of rim on urinals and bowls.

4. Wash both sides of all toilet seats with soap and water to disinfect.

5. Damp wipe and remove all smudges, stains and finger marks from all partitions, tile walls and outside surfaces of all dispensers and receptacles. Damp wipe and remove all smudges, stains and water spots from all lavatory tops and VWC or other wall finish materials.

6. Empty and sanitize all trash receptacles and sanitary disposals.

7. Fill all toilet tissue, soap, towel and sanitary napkin dispensers. Money from the sanitary napkin machines is to be collected, recorded and given to Property Management weekly.

8. Clean flushometers, piping, toilet seat hinges and other metal. Do not leave oily film on any stainless steel restroom equipment.

9. Pour at least one gallon of water down each restroom floor drain and wipe clean each drain grille.

10. All private restroom facilities will be cleaned and stocked in the same manner as noted above for public restroom facilities.

11. Polish all bright work.

B.	SERVICES PERFORMED WEEKLY:

1. Scrub all floors.

C.	SERVICES PERFORMED MONTHLY:

1. Wash and polish all walls, partitions, dispensers, receptacles and enamel surfaces from ceiling to floor.

2. Vacuum all louvers and ceiling ventilating grilles. Dust light fixtures and lenses.

Exhibit H-2

III.	PUBLIC AREAS

A.	LOBBY FLOORING

1.	Services performed Monday through Friday:

a.	Damp mop.

2.	Services performed twice a week:

a.	Buff.

B.	COMPOSITION FLOOR AND BASES

1.	Services performed nightly:

a.	Sweep.

b.	Spray buff.

2.	Services performed monthly:

a.	Wax and buff.

3.	Services performed quarterly:

a.	Strip and reseal.

C.	CARPETED AREA

1.	Services performed nightly:

a.	Vacuum.

b.	Spot remove stains.

c.	Sweep and vacuum all edging.

D.	WALLS

1.	Services performed monthly:

a.	Dust all walls.

b.	Spot wash.

E.	CEILINGS

1.	Services performed monthly:

a.	Dust by vacuuming all air grilles/diffusers, in corridors and elevator lobbies.

Exhibit H-3

F.	BRIGHT WORK

1.	Services performed nightly:

a.	Dust and polish.

G.	LIGHTS/LIGHT FIXTURES

1.	Services performed quarterly:

a.	Dust.

b.	Damp wipe and remove all finger marks and smudges.

H.	PASSENGER/SERVICE ELEVATORS

1.	Services performed nightly:

a.	Dust all surfaces, clean and polish all metals as specified per Property Management.

b.	If carpet, vacuum and clean.

c.	If tile, sweep, wash, dress and buff.

d.	Clean and polish all thresholds in cabs and on the floors.

e.	Dust and damp wipe all elevator lobby fixtures, removing all finger marks and smudges.

2.	Services performed weekly:

a.	Dust ceiling.

b.	If tile, scrub and wax.

3.	Services performed monthly:

a.	Shampoo carpet.

4.	Services performed quarterly:

a.	If tile, strip and reseal.

I.	WATER COOLER/DRINKING FOUNTAINS

1.	Services performed nightly:

a.	Wash, disinfect and polish until dry.

Exhibit H-4

J.	STAIRWAYS AND LANDINGS

1.	Services performed weekly:

a.	Sweep risers.

b.	If carpet, vacuum and spot clean.

c.	Police all stairs and landings.

2.	Services performed monthly:

a.	Wet mop risers.

b.	Dust and damp wipe all louvers, light fixtures and life safety equipment.

3.	Services performed quarterly:

a.	Dust railing, adjacent areas and any ledges.

b.	Dust walls and spot wash walls.

4.	Services performed semi-annually:

a.	If carpet, shampoo (to be done as a tenant extra as arranged with the tenant).

K.	FIRE EXTINGUISHER CABINETS

1.	Services performed monthly:

a.	Clean and dust.

L.	DOORS

1.	Services performed quarterly:

a.	Dust wooden doors.

M.	GLASS

1.	Services performed nightly:

a.	Clean glass entrance doors and adjacent glass panels.

b.	All lobby level glass up to a height reachable from the ground using extension brushes.

Exhibit H-5

EXHIBIT I

PARKING

1. Landlord hereby agrees to make available to Tenant during the Term, permits (the “Parking Permits”) to park automobiles at a ratio of 4.0 permits per 1,000 square feet of Rentable Area and consisting of One Hundred Eighty-two spaces in the parking areas located throughout the parking facilities of the Building (the “Parking Facilities”), upon the terms and conditions of this EXHIBIT I.

2. Intentionally Deleted.

3. All of the Parking Permits (the “Covered Space Parking Permits”) shall permit Tenant to unassigned covered parking spaces in the Parking Facilities. Tenant has the right to convert ten (10) of such Covered Space Parking Permits to assigned covered parking spaces at a location to be mutually agreed upon between Landlord and Tenant. Landlord reserves the right to change the location of the assigned covered parking spaces.

5. If the parking spaces covered by any of the Parking Permits are not available or become unavailable to Tenant (due to causes beyond the reasonable control of Landlord) during any portion of the Term, Landlord shall use good faith efforts to make available to Tenant alternate parking spaces located reasonably near the Building until the parking spaces covered by the Parking Permits are made available to Tenant.

6. Tenant’s right to park in the Parking Facilities shall be non-exclusive and Tenant’s use of the Parking Permits shall be subject to such rules and regulations as may be promulgated by Landlord or the operator of the Parking Facilities from time to time.

7. Upon the occurrence of an Event of Default, Landlord shall have the right (in addition to all other rights, remedies and recourse hereunder and at law) to suspend any or all of the Parking Permits without prior notice or warning to Tenant for the period such Event of Default remains uncured and Landlord has not exercised its remedy to terminate the Lease.

8. Landlord reserves the right in its sole and absolute discretion to determine whether the Parking Facilities are or are becoming overburdened, to allocate and assign parking spaces among Tenant and other tenants, to reconfigure the Parking Facilities, and/or to modify the existing ingress to and egress from the Parking Facilities as Landlord shall deem appropriate, however, in no event shall Landlord reduce the number of Covered Space Parking Permits provided to Tenant.

9. Use of the Parking Facilities is at the sole risk of the users of such facilities, and Landlord assumes no liability for personal injury, theft or property damage, or any other loss occurring during, as a result of, or in connection with such use. Landlord shall have no liability whatsoever to Tenant or any other person (including, without limitation, Tenant’s agents, employees, invitees, guests, clients or customers) for any property damage to vehicles or their contents and/or personal injury which might occur as a result of or in connection with the parking of vehicles in or about the Building. Except in the case of Landlord’s gross negligence or willful misconduct, Tenant shall indemnify and hold Landlord harmless from and against any and all costs, claims, causes of action, and expenses (including reasonable attorneys’ fees) which Landlord may incur in connection with or arising out of use of the Parking Facilities by Tenant and/or Tenant’s agents, employees, invitees, guests, clients or customers.

Exhibit I-1

10. Upon reasonable request from Landlord, to ensure that only those parties designated by Tenant are using the Parking Facilities, Tenant shall provide Landlord with a complete list of the names of all of Tenant’s employees issued access cards, which list shall contain the corresponding license plate numbers of those vehicles owned, leased or used by each of said employees. Such list shall be updated by Tenant periodically, as necessary and requested by Landlord, and shall contain a specific designation as to which vehicles of which employees have been issued decals for parking spaces.

11. This Section shall not be deemed to create a bailment between the parties hereto, it being expressly agreed and understood that the only relationship created between Landlord and Tenant pursuant to this EXHIBIT I is that of licensor and licensee, respectively.

Exhibit I-2

EXHIBIT J

TENANT OPTIONS

1. Renewal Option.

(a) Tenant shall have the option (the “Renewal Option”) to renew and extend the term of this Lease for one (1) additional period of five (5) years (the “Renewal Term”). The Renewal Option may only be exercised by Tenant giving written notice thereof no more than twelve (12) months nor less than nine (9) months prior to the expiration of the Initial Term. If Tenant fails to give notice of exercise of the Renewal Option within such specified time period, the Renewal Option shall be deemed waived and of no further force and effect and this Lease shall terminate upon the expiration of the Initial Term.

(b) Tenant’s right to extend this Lease as provided for herein can be exercised only if, at the time of Tenant’s exercise of the Renewal Option and upon the commencement of the Renewal Term, (i) no Event of Default shall have occurred and be continuing, and (ii) Tenant is in possession of the entire Premises, without having subleased more than thirty percent (30%) of the Premises for a term that terminates on the Expiration Date. If either of such conditions are not satisfied, the Renewal Option shall be terminated and of no further force and effect, any purported exercise thereof shall be null and void, and this Lease shall terminate upon the expiration of the Initial Term. No assignee of Tenant or sublessee of the Premises may exercise the Renewal Option.

(c) If Tenant exercises the Renewal Option (in accordance with and subject to the provisions of this EXHIBIT J), all of the terms, covenants and conditions provided in this Lease shall continue to apply during the Renewal Term, except that (i) the Base Rent during the Renewal Term shall be the then Market Base Rental Rate (as hereinafter defined) for the Premises, and (ii) any terms, covenants and conditions that are expressly or by their nature inapplicable to the Renewal Term (including, without limitation, this EXHIBIT J) shall be deemed void and of no further force and effect.

(d) As used herein, the term “Market Base Rental Rate” means the annual amount per square foot of Rentable Area that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for the Premises to be executed at the time of determination and to commence at the beginning of the Renewal Term, as determined by Landlord in good faith based upon comparable lease transactions (i.e., new leases, renewals, and expansions) made in Comparable Buildings, within the previous one-year period. Within thirty (30) days after receipt of Tenant’s notice of exercise of the Renewal Option, Landlord will notify Tenant in writing of its determination of the Market Base Rental Rate for the Premises for the Renewal Term. If Tenant disagrees with Landlord’s determination, Tenant shall have a period of ten (10) business days after receipt of Landlord’s notice to exercise Tenant’s option to have the Market Base Rental Rate determined pursuant to Section 1(e) below by written notice to Landlord. If Tenant does not give such notice, Tenant shall be conclusively deemed to have accepted the Market Base Rental Rate determined by Landlord as the Base Rent for the Renewal Term.

(e) If Tenant elects, pursuant to Section 1(d) above, to have the Market Base Rental Rate determined under this Section, within seven (7) days of the date of Tenant’s election each party shall appoint a licensed commercial real estate broker with at least ten (10) years’ full-time experience leasing office space in Austin, Texas (“Qualified Broker”) to determine the Market Base Rental Rate (as hereinafter defined) for the Premises. If a party does not appoint a Qualified Broker within such seven (7) day period, then the single Qualified Broker shall be the sole Qualified Broker and shall set the Market

Exhibit J-1

Base Rental Rate. The Qualified Brokers appointed by the parties shall meet promptly and attempt to set the Market Base Rental Rate. If they are unable to agree on the Market Base Rental Rate within twenty (20) days after the date the second Qualified Broker has been appointed, they shall elect a third Qualified Broker within seven (7) days after the last day the two (2) Qualified Brokers are to set the Market Base Rental Rate. All determinations of Market Base Rental Rate shall be subject to the limitations on Market Base Rental Rate set forth herein. Each of the parties shall pay for the Qualified Broker appointed by it and shall bear one-half of the cost of appointing the third Qualified Broker and of paying the third Qualified Broker’s fee. The third Qualified Broker, however selected, shall be a person who has not previously acted in any capacity for either party.

(f) Within twenty (20) days after the selection of the third Qualified Broker, the third Qualified Broker shall independently determine the Market Base Rental Rate and all three of the Qualified Brokers’ Market Base Rental Rates shall be averaged, excluding any single Market Base Rental Rate which is more than ten percent (10%) higher or lower than the middle determination of Market Base Rental Rate and the remaining determinations shall then be averaged. The Market Base Rental Rate as so determined shall be binding on both Landlord and Tenant and the Lease shall be amended accordingly. Notwithstanding any reference to “renewal” as set forth herein, this option extends the Lease and the rights, obligations and obligations of the parties thereto except as specifically set forth herein to the contrary.

(g) All notifications contemplated by this EXHIBIT J, whether from Tenant to Landlord, or from Landlord to Tenant, shall be in writing and shall be given in the manner provided in the Lease. Failure of Tenant to give notice in accordance herewith, time being of the essence, shall render this option null and void. After the determination of the Market Base Rental Rate, Landlord shall prepare and submit to Tenant an amendment to this Lease to extend the term thereof. Should Tenant not execute and deliver such amendment within thirty (30) days of its receipt of the same, then, Landlord shall provide written notice to Tenant giving Tenant ten (10) additional business days to execute and deliver the Amendment. Should Tenant not execute and deliver such amendment within ten (10) business days of its receipt of Landlord’s second notice, then at Landlord’s sole option, Tenant’s option to extend the term of this Lease shall be rendered null and void.

2. Termination Option. Notwithstanding anything else herein contained, Tenant shall have the right (the “Termination Right”) to terminate the Lease effective as of the expiration of the seventy-eighth (78th) month of the Term (the “Early Termination Date”), subject to the following terms and conditions:

(a) Tenant shall pay Landlord, in consideration for such early termination, a fee (the “Termination Fee”) equal to (i) the unamortized transaction costs (calculated using an interest rate of 9% per annum) as of the Early Termination Date, including, without limitation, all of the Allowance, abated Base Rent and Operating Expenses and brokerage commissions, funded or incurred by Landlord with respect to this Lease, amortized over the Term plus (ii) one (1) month of the then payable Base Rent and Tenant’s Pro Rata Share of Operating Expenses. The Termination Fee is hereby stipulated to be $1,065,557.57 plus one (1) month of the then payable Base Rent and Tenant’s Pro Rata Share of Operating Expense.

(b) The Termination Right is conditioned on Tenant satisfying, as reasonably determined by Landlord, the following conditions:

(i) Tenant shall have delivered written notice of its election to terminate the Lease, which notice must be delivered at least twelve (12) months prior to the Early Termination Date (the “Termination Notice”);

Exhibit J-2

(ii) Tenant shall pay one hundred percent (100%) of the Termination Fee concurrently with the delivery of the Termination Notice to Landlord (it being Tenant’s obligation to request from Landlord the amount of the Termination Fee prior to delivery of the Termination Notice);

(iii) no uncured Event of Default shall have occurred from the time Tenant submits the Termination Notice through the Early Termination Date.

(c) If the foregoing conditions are met, the Lease shall terminate on the Early Termination Date.

(d) The Termination Right is personal to Tenant, and may not be assigned, transferred or conveyed to any individual, entity, successor or assign.

3. Right of First Refusal. If, during the Term, Landlord shall receive an offer which Landlord is willing to accept (the “Offer”) to lease vacant space on the second (2nd) floor of the Building (the “Refusal Space”) and provided that this Lease is in full force and effect and no Event of Default shall have occurred and be continuing, Tenant shall have an on-going right of first refusal (“Right of First Refusal”) to lease all (but not part) of the portion of the Refusal Space that is the subject of the Offer (the “Subject Space”) upon the same terms and conditions contained in the Offer; provided, however, for Offers delivered during the first twelve (12) months of the Term, the lease term for the Subject Space shall be the same as the remaining Lease Term of this Lease, and if the remaining Lease Term is shorter than the lease term stated in the Offer, all allowances, concessions such as free rent, etc and other costs to be paid by Landlord shall be proportionately reduced or the rental rate in the Offer shall be adjusted upward by Landlord at Tenant’s option in accordance with its standard pricing procedures to take into account the shorter period within which Landlord may recover any allowances, concessions or other costs to be paid by Landlord as set forth in the Offer; and provided, further in no event shall Tenant be required to lease more than the remaining vacant space on the second (2nd) floor of the Building for Offers delivered within the first twelve (12) months of the Term (if an Offer includes space in addition to the Refusal Space) (the “ROFR Condition”). Should Tenant exercise its Right of First Refusal following the expiration of the first twelve (12) months of the Term, the terms and conditions of the lease for the Subject Space shall be the same as those in the Offer, including, without limitation, the lease term. If, within seven (7) days after Tenant receives written notice of the Offer (including a statement of the material terms and conditions thereof), Tenant does not notify Landlord in writing that Tenant elects to lease the Subject Space, then Landlord may enter into a lease with the prospective tenant who made the Offer on substantially the same terms and conditions contained therein. In addition, if the Subject Space is less than all of the Refusal Space, Tenant’s failure to exercise the Right of First Refusal with respect to the Subject Space shall not prejudice its Right of First Refusal with respect to the remainder of the Refusal Space. If Tenant timely notifies Landlord of its intention to lease the Subject Space, Tenant shall execute an amendment to this Lease adding the Subject Space to the Premises and otherwise incorporating the terms and conditions of the Offer within thirty (30) days following the date Landlord sends such an amendment to Tenant for review; provided, that the failure to execute such an amendment shall not release Tenant of its obligations with respect to the Subject Space. The commencement date for the Subject Space shall be the earlier of (i) ninety (90) days from the execution and delivery of such amendment and (ii) the commencement date as contemplated in the Offer. Notwithstanding the foregoing, should Landlord receive an Offer during the first twelve (12) months of the Term to lease in excess of fifty-three thousand square feet of Rentable Area which Offer includes a full floor in the

Exhibit J-3

Building and all or a portion of the Refusal Space, Landlord may, in its sole discretion, either (A) determine that the ROFR is no longer subject to the ROFR Condition, in which case Tenant must exercise the ROFR as to all of the Subject Space identified in the ROFR, in which case the amount of Security Deposit required hereunder shall be reduced by One Hundred Fifty Thousand and 0/100 Dollars ($150,000.00) or (B) limit the ROFR to apply only to the portion of the Refusal Space covered by the Offer. This Right of First Refusal is personal to Tenant and is not assignable to any third parties, including but not limited to any assignee or sublessee of Tenant.

4. Expansion Option. Tenant shall have the limited right to expand into the management office on the first (1st) floor immediately adjacent to the portion of the Premises located thereon (the “Expansion Premises”) with six (6) months prior written notice to Landlord. Tenant shall provide this notice prior to the end of the 30th month of the Term or such right shall expire and be of no further force and effect. In the event Tenant exercises such option, the term for the Expansion Premises shall be co-terminus with the Term of the Lease and the Expansion Premises shall be deemed a part of the Premises for all purposes under this Lease (including, without limitation, the payment of Rent thereon). Delivery of the Expansion Premises shall be in its as-is, where-is condition. Further, this right is conditioned upon Landlord’s determination, in its sole discretion, of a suitable location in the Building for a replacement management office, of which determination Landlord shall notify Tenant within three (3) months after Landlord receives Tenant’s expansion notice.

Exhibit J-4

EXHIBIT K

DESIGNATED SMOKING AREA

[see attached]

Exhibit K-1

Exhibit K-2

EXHIBIT L

DEPICTION OF SIGNS AND LOGOS

Monument:

CHASE
ASPEN LAKE I
13785
LDR
10.10"
40.00"

Photo Rendering Actual scale may vary

www.buildingimagegroup.com

Project
LDR Spine

Description
Exterior Monument Sign
Graphics Only

Specifications
40.00" x 10.10" regular cut black vinyl graphics applied to BOTH faces of monument tenant panel.

General Notes
1) Client to provide vector logo artwork.

Installation Notes
Direct application to monument tenant panels (double sided).

Scale
NTS

Quantity
2 sets for double sided sign

Drawn/Reviewed By
BML/JPG

Date
7.28.2011

Approved by ______________________ Date

© Building Image Group, Inc. 2001 - 2011

Exhibit L-1

Building Exterior:

123.50"
32.00"
LDR

Photo Rendering Actual scale may vary

Approved by ______________________ Date

BIG

BUILDING IMAGE GROUP

www.buildingimagegroup.com

Project
LDR Spine

Description
Exterior Illuminated Logo – Option A: Painted Aluminum

Specifications
123.50" x 32.00" x 3.50" deep custom fabricated aluminum reverse channel logo/letters painted MAP Brushed Aluminum with Satin sheen. Interiors painted Matte White for even light distribution. Illumination provided by White LED. Includes power supplies and jacketed cable.

General Notes
1) Client to provide vector logo artwork.
2) Final connection and timer installation is the responsibility of the client.

Installation Notes
Projection stud mount (2.00") to building facade using stainless steel hardware.

Scale
NTS

Quantity
1 set

Drawn/Reviewed By
BML/JPG

Date
7.28.2011

© Building Image Group, Inc. 2001 - 2011

Exhibit L-2